UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under 240.14a-12
Tandem Diabetes Care, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

TANDEM
DIABETES CARE

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

Positively Different

Mide
diagnosed
2012

Notice of Annual Meeting of Stockholders Date: May 18, 2021
Dear Stockholders:

You are cordially invited to attend the 2021 Annual Meeting of Stockholders of Tandem Diabetes Care, Inc., or the Annual Meeting, which will be held on Tuesday, May 18, 2021 at 3:00 p.m., Pacific time. The Annual Meeting will be held virtually via live internet webcast at www.virtualshareholdermeeting.com/TNDM2021.

We are holding the Annual Meeting for the following purposes, as more fully described in the accompanying Proxy Statement:

1.To elect three Class II directors for a three-year term to expire at the 2024 annual meeting of stockholders.
2.To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.
3.To approve, on a non-binding, advisory basis, the compensation of our named executive officers.
4.To transact such other business as may properly be brought before the Annual Meeting and at any adjournment or postponement thereof.

To Cast Your Vote: www.proxyvote.com Time: 3:00 p.m. Pacific time –––––––
All of our stockholders as of March 23, 2021 are entitled to attend and vote at the Annual Meeting and at any adjournment or postponement thereof:

Our board of directors recommends that you vote:
FOR the election of each of the three director nominees named in Proposal 1.
FOR the ratification of the appointment of our independent registered public accounting firm, as provided in Proposal 2.
FOR the non-binding, advisory approval of the compensation of our named executive officers, as provided in Proposal 3.

Your vote is very important. Whether or not you plan to virtually attend the Annual Meeting, we encourage you to read the accompanying Proxy Statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the Notice of Internet Availability of Proxy Materials you received in the mail, and the additional information in the accompanying Proxy Statement. If you requested to receive printed proxy materials, you may also refer to the instructions on the proxy card enclosed with those materials.

By Order of the Board of Directors
Sincerely,

John F. Sheridan President and Chief Executive Officer San Diego, California Approximate Date of Mailing of Notice of Internet Availability of Proxy Materials: April 7, 2021

Contents

1	PROXY SUMMARY

4	COMMITMENT TO ENVIRONMENTAL, SOCIAL AND GOVERNANCE PRIORITIES

6	PROXY STATEMENT

7	VOTING RIGHTS AND PROCEDURES
10	CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

11	PROPOSAL 1: ELECTION OF DIRECTORS

17	CORPORATE GOVERNANCE

17	DIRECTOR INDEPENDENCE
18	BOARD LEADERSHIP STRUCTURE
19	BOARD COMMITTEES
22	DIRECTOR NOMINATION PROCESS
23	CODES OF ETHICS AND CONDUCT
23	STOCKHOLDER ENGAGEMENT

25	DIRECTOR COMPENSATION

28	PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

30	AUDIT COMMITTEE REPORT

31	EXECUTIVE OFFICERS

33	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

35	COMPENSATION DISCUSSION AND ANALYSIS
38	STOCKHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION
40	COMPENSATION PHILOSOPHY AND OBJECTIVES
43	COMPENSATION ELEMENTS
50	COMPENSATION GOVERNANCE

55	EXECUTIVE COMPENSATION

60	COMPENSATION COMMITTEE REPORT

61	PROPOSAL 3: NON-BINDING, ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

63	OTHER MATTERS

Proxy Summary

Our Annual Meeting of Stockholders will take place virtually: Date: May 18, 2021 Time: 3:00 p.m. Pacific time Meeting web address: www.virtualshareholdermeeting.com/TNDM2021	This summary provides highlights of information contained in this Proxy Statement. It does not contain all of the information that you should consider before voting. We encourage you to read the entire Proxy Statement. For more complete information regarding our 2020 performance, please read our 2020 Annual Report on Form 10-K, or the Annual Report.

Your vote is very important. Whether or not you plan to virtually attend the Annual Meeting, we encourage you to submit your proxy or voting instructions as soon as possible. You may submit your proxy by internet, telephone or mail.

To vote via the internet before the meeting, visit www.proxyvote.com. To vote via the internet during the meeting, visit www.virtualshareholdermeeting.com/TNDM2021. Have your notice or proxy card on hand and follow the instructions.
	To vote by telephone, call 1-800-690-6903 before 11:59 P.M. Eastern Time on May 17, 2021. Have your notice or proxy card on hand and follow the instructions.	To vote by mail, mark, sign, date and return your proxy card in the postage-paid, pre-addressed envelope we have provided, or send it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Tandem Diabetes Care	1	2021 Proxy Statement

Items to be Considered, Votes Required and Board Recommendations
	Item	Votes Required for Approval	Board’s Voting Recommendation	Page Reference
Proposal 1	To elect three Class II directors for a three-year term to expire at the 2024 annual meeting of stockholders.	Majority of votes cast by shares present in person or represented by proxy	FOR	11
Proposal 2	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.	Majority of shares present in person or represented by proxy	FOR	28
Proposal 3	To approve, on a non-binding, advisory basis, the compensation of our named executive officers.	Majority of shares present in person or represented by proxy	FOR	61

Board Nominees

Name	Age	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Dick P. Allen	76
Rebecca B. Robertson	60
Rajwant S. Sodhi	47

Board Diversity

Gender	Age

Male	Female

Tandem Diabetes Care	2	2021 Proxy Statement

Proxy Summary
Director Qualifications and Experience

Financial	Strategic Planning	Senior Leadership	Diversity	Public Board	Digital Technology

Managed Care	Diabetes Industry	Information Security	Consumer Insights	International Perspective

$499 MILLION reported revenues 38% INCREASE reported revenues	2020 Business Highlights

> Achieved approximately $500 million in worldwide sales, demonstrating 38% growth
> Surpassed the milestone of having 200,000 customers in our worldwide installed base
> Successfully launched our Control-IQ technology
> Executed agreements with Abbott and Dexcom to enable future sensor technology integration
> Strengthened our balance sheet with the completion of a convertible debt offering
> Made meaningful internal product development and operational progress

Annual Sales ($ in Millions)	Customer Installed Base (Estimate Based on Rolling Four-Year Shipments)	Stock Price (Dollars per Share as of Dec. 31)

Domestic	International

Tandem Diabetes Care	3	2021 Proxy Statement

Proxy Summary

Executive Compensation Highlights

We Pay for Performance	We Seek to Mitigate Compensation Risk

> Mix of diversified long- and short-term performance metrics to incentivize and reward the achievement of our operational and long-term business strategy objectives	> Annual compensation assessment

> Long-term equity incentive awards feature a four-year vesting schedule and have evolved from 100% stock options to include use of restricted stock units	> Clawback policy covering both cash and equity incentive compensation

> No single-trigger cash severance or automatic vesting of equity awards based solely upon a change in control of the company	> Stock ownership guidelines for directors and members of executive management
For additional information, see the “Compensation Discussion and Analysis” section of this Proxy Statement, as well as the Summary Compensation Table and related tables.

COMMITMENT TO ENVIRONMENTAL, SOCIAL AND GOVERNANCE PRIORITIES

We are a medical device company dedicated to improving the lives of people with diabetes through relentless innovation and revolutionary customer experience. We strive to accomplish this mission while providing a safe and inclusive work environment and fostering diversity among our board of directors, executives and employees. Our positively different approach to insulin therapy management is reflected in our interactions with customers and healthcare providers, product development initiatives, and commitment to continuous improvement throughout our business. Our governance policies and practices help us appropriately manage risk and live out our corporate values in an ethical, responsible, and sustainable way. Our focus on continuous improvement is prevalent throughout our business, which is evidenced in our efforts to expand and improve our environmental, social, and governance, or ESG, initiatives.

Environmental	Social	Governance

> Expanded environmental, health and safety department team
> Energy and water use reduction programs
> Product innovation initiatives to reduce waste (e.g. 8 million+ disposable batteries saved from landfills since 2012)
> Reduced material packaging – new in 2020
> Landfill waste reduction
> Commingled recycling program
> Focused effort on understanding the environmental impact of our business with initiatives in place to support this effort

> Mission driven to improve the lives of people living with diabetes
> Board gender and ethnic diversity – expanded in 2020 and 2021
> Diversity and inclusion council – new in 2020
> Corporate charitable giving contributions
> Robust learning and development program for both emerging and established leaders
> Employee health and wellness programs

> 7 out of 9 independent board members
> Independent compensation evaluation
> Stock ownership guidelines – new in 2020
> Compensation clawback policy – new in 2020
> Majority voting standard for uncontested director elections – new in 2021
> Detailed ethics and compliance policies
> Confidential and anonymous whistleblower hotline

Tandem Diabetes Care	4	2021 Proxy Statement

Proxy Summary
As of December 31, 2020, we had approximately 1,500 regular full-time employees, all of whom work in the United States or Canada. We are committed to treating everyone equally without regard to personal characteristics including, but not limited to, race, color, national origin, ancestry, religion, sex, pregnancy status, sexual orientation, gender identity or expression, marital status, age, physical or mental disability, medical condition, genetic information or characteristics, or veteran status. We believe that a culture of inclusion, equity and diversity enables us to create, develop and fully leverage the strengths of our workforce to exceed customer expectations and meet our growth objectives. More than half of our employees are female, including one-third of our employees at the vice president level or higher, and approximately half of our employees are from an underrepresented ethnic community. We believe that bringing together different perspectives and experiences is fundamental to innovation and to continuing to raise the bar in the field of diabetes technology.

Fostering and maintaining a strong, healthy culture is a key strategic focus for our Company. In 2020, the San Diego Business Journal named us as “One of the Best Places to Work” in San Diego, an award given to “outstanding companies whose benefits, policies and practices are among the best in the region”. We were also ranked 6th as one of the “Best Places to Work in Idaho” for a company of our size of operations in the state. In addition, attracting, developing and retaining employees is critical to our longer term success. To support the advancement of our employees, we offer training and development programs encouraging advancement from within and continue to fill our team with strong and experienced management talent. We leverage both formal and informal programs to identify, foster, and retain top talent at both the corporate and operating level.

For additional information on our policies and programs regarding environmental impact and sustainability, community outreach and impact, human capital management, our Company culture, diversity, equity and inclusion, organizational development, total rewards, and employee health and safety, please see our Annual Report on Form 10-K under the captions “Environmental Impact and Sustainability,” “Community Outreach and Impact,” and “Human Capital.” Please also visit our website at https://investor.tandemdiabetes.com/corporate-governance/esg. Our Annual Report and website, however, are not part of this proxy solicitation material.

Tandem Diabetes Care	5	2021 Proxy Statement

Proxy Statement

This Proxy Statement is furnished in connection with the solicitation of proxies by the board of directors of Tandem Diabetes Care, Inc. for use at the 2021 annual meeting of stockholders, or the Annual Meeting, to be held on Tuesday, May 18, 2021, at 3:00 p.m. Pacific time, and at any adjournment or postponement thereof. The Annual Meeting will be held virtually via live webcast at www.virtualshareholdermeeting.com/TNDM2021. Tandem Diabetes Care, Inc. is sometimes referred to herein as “we,” “us,” “our” or the “Company.”

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, or the Annual Report, filed with the U.S. Securities and Exchange Commission, or SEC, on February 24, 2021, is being made available, together with this Proxy Statement, to stockholders at www.proxyvote.com. The Annual Report, however, is not a part of the proxy solicitation material. This Proxy Statement is being made available to stockholders on or about April 7, 2021.

Business of the Annual Meeting
The proposals described in this Proxy Statement will be voted upon at the Annual Meeting and at any adjournment or postponement thereof. Our board of directors recommends voting FOR each proposal described herein, as set forth below:

Proposal 1: To elect three Class II directors for a three-year term to expire at the 2024 annual meeting of stockholders.
Proposal 2: To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.
Proposal 3: To approve, on a non-binding, advisory basis, the compensation of our named executive officers.
We will also consider such other business as may properly be brought before the Annual Meeting and at any adjournment or postponement thereof. As of March 23, 2021, or the Record Date, we are not aware of any other matters to be submitted by our stockholders for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named on the enclosed proxy card will vote the shares they represent using their best judgment. Kim D. Blickenstaff and Leigh A. Vosseller are the designated proxy holders. Mr. Blickenstaff is the Chair of our board of directors and Ms. Vosseller is our Executive Vice President, Chief Financial Officer and Treasurer.

Notice of Internet Availability of Proxy Materials
Under SEC rules, we are providing access to the proxy materials for the Annual Meeting via the internet. Instead of mailing printed copies of our proxy materials to each of our stockholders, we have elected to provide online access to them under the SEC’s “notice and access” rules. Accordingly, on or about April 7, 2021, we mailed a Notice of Internet Availability of Proxy Materials, or Notice, to each of our stockholders. The Notice contains instructions on how to access our proxy materials, including this Proxy Statement and our Annual Report, each of which is available at www.proxyvote.com. The Notice also provides instructions on how to vote your shares through the internet, by telephone, or by mail. Please review the proxy materials prior to voting.

We believe compliance with the SEC’s “notice and access” rules allows us to provide our stockholders with the materials they need to make informed decisions, while lowering the costs of printing and delivering those materials and reducing the environmental impact of the Annual Meeting. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice prior to May 4, 2021.

Attending the Annual Meeting
The Annual Meeting will be held virtually via live webcast at www.virtualshareholdermeeting.com/TNDM2021. We believe that holding the Annual Meeting in a virtual format will protect the health and safety of our stockholders and employees in light of the COVID-19 pandemic. We also believe that a virtual format will encourage stockholder attendance and participation while reducing costs and logistical complexity.

Similar to last year, you will be able to attend the Annual Meeting online, submit your questions, and vote your shares during the meeting. In order to attend and participate in the Annual Meeting, you will need to log in to the webcast using the 16-digit control number located on your Notice, on your proxy card (if you received a printed copy of the proxy materials) or within the instructions that accompanied your proxy materials. The webcast will begin promptly at 3:00 p.m. Pacific time on Tuesday, May 18, 2021.

Tandem Diabetes Care	6	2021 Proxy Statement

Proxy Statement
We will answer as many stockholder questions during the Annual Meeting as time permits and in accordance with our rules for the meeting. However, we reserve the right to exclude questions that are not pertinent to the Annual Meeting matters or that are otherwise inappropriate. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.

Online access will begin at approximately 2:45 p.m. Pacific time on the day of the meeting to provide you ample time to log in, test your device, and review the rules and procedures for the meeting. We encourage you to access the webcast prior to the designated start time.

Technical Assistance for the Annual Meeting
We will have technical support ready to assist you with any difficulties you may experience accessing the live webcast. A technical support phone number will be posted at www.virtualshareholdermeeting.com/TNDM2021. Please call that phone number if you experience technical difficulties prior to or during the webcast. If you experience difficulties accessing the live webcast at the address above, please call 844-986-0822 if calling from a U.S. location, or 303-562-9302 if calling from an international location.

List of Stockholders
A list of stockholders entitled to vote at the Annual Meeting will be available during the Annual Meeting at www.virtualshareholdermeeting.com/TNDM2021.

VOTING RIGHTS AND PROCEDURES
Record Date and Voting Rights
Our stockholders at the close of business on the Record Date are entitled to notice of, and to attend and vote at, the Annual Meeting and at any adjournment or postponement thereof. As of the Record Date, 62,555,485 shares of our common stock, or Common Stock, were issued and outstanding and entitled to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of Common Stock held on all matters to be voted upon at the Annual Meeting.

Quorum, Abstentions and Broker Non-Votes
We need a quorum of stockholders in order to hold the Annual Meeting. A quorum exists when at least a majority of the outstanding shares of our Common Stock entitled to vote as of the close of business on the Record Date, or 31,277,743 shares, are present in person (even if not voting) or represented by proxy at the Annual Meeting. Virtual attendance at the Annual Meeting constitutes presence for purposes of a quorum at the Annual Meeting. If a quorum is not present, the Annual Meeting may be adjourned by the chair of the meeting or by the vote of a majority of the shares present in person or represented by proxy at the Annual Meeting, in accordance with our amended and restated bylaws, or Bylaws, and applicable law, to permit the further solicitation of proxies.

Votes withheld from any nominee, abstentions and broker “non-votes” are counted as present or represented by proxy for purposes of determining the presence or absence of a quorum for the Annual Meeting. A broker “non-vote” occurs when a bank, broker or other nominee holding shares for a beneficial owner has not received instructions from the beneficial owner regarding the voting of the shares and does not have discretionary authority to vote the shares for certain non-routine matters.

Stockholders of Record, Beneficial Owners
You are considered to be a stockholder of record if your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, on the Record Date. If, however, your shares are held in a brokerage account or by a bank, broker or other nominee, and not in your name, you are considered to be the beneficial owner of shares held in street name.

Tandem Diabetes Care	7	2021 Proxy Statement

Proxy Statement
How to Vote
Stockholders of Record

If you are stockholder of record, you may vote by proxy or by attending the virtual Annual Meeting where votes can be submitted electronically via live webcast. Whether or not you plan to attend the Annual Meeting virtually, we urge you to vote by proxy to ensure that your vote is counted.

If you wish to vote at the Annual Meeting virtually by live webcast you must visit the following website: www.virtualshareholdermeeting.com/TNDM2021. You will need to log in to the webcast using the 16-digit control number located on your Notice or, if you requested to receive printed proxy materials, the control number from the proxy card that was mailed to you. All shares that have been properly voted and not revoked will be voted at the Annual Meeting. However, even if you plan to attend the Annual Meeting virtually, we recommend that you vote your shares in advance via one of the methods listed below so that your vote will be counted if you later decide not to attend the meeting or if you experience technical difficulties during the meeting.

If you wish to vote by proxy, you can do so through the internet, by mail, or by telephone as described below:

•To vote through the internet, go to www.proxyvote.com and follow the instructions provided on the website. You will need the 16-digit control number on the Notice or, if you requested to receive printed proxy materials, the control number from the proxy card that was mailed to you. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern time on Monday, May 17, 2021.

•To vote by mail using a proxy card, you must request to receive printed proxy materials by following the instructions in the Notice. The proxy card will be provided with the printed proxy materials. Once received, simply complete, sign and date the proxy card and return it promptly in the postage-paid envelope provided.

•To vote by telephone, call toll-free 1-800-690-6903 from any touch-tone telephone and follow the instructions. You will need the 16-digit control number from the Notice or, if you requested to receive printed proxy materials, the control number on the proxy card that was mailed to you. Telephonic voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern time on Monday, May 17, 2021.

The method you use to vote by proxy will not limit your right to virtually attend or vote at the Annual Meeting. If you are a stockholder of record and you indicate when voting that you wish to vote as recommended by our board of directors, or if you sign and return a proxy card without giving specific voting instructions, the proxy holders will vote your shares as recommended by our board of directors on all matters presented in this Proxy Statement, and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners

If you are a beneficial owner of shares registered in the name of your bank, broker or other nominee, the nominee holding your shares is considered the holder of record for purposes of voting at the virtual Annual Meeting. As a beneficial owner, you have the right to direct your nominee on how to vote the shares in your account. If you are a beneficial owner, you should have received the Notice or, if you requested to receive printed proxy materials, a proxy card and voting instructions with this Proxy Statement from your bank, broker or other nominee rather than from us. Simply complete, sign and date the proxy card and return it promptly in the postage-paid envelope provided to ensure that your vote is counted. You may be eligible to vote your shares electronically over the internet or by telephone. A large number of banks and brokerage firms offer internet and telephonic voting. Please contact your nominee directly if you have any questions about voting your shares.

As a beneficial owner of shares registered in the name of your bank, broker or other nominee, you are invited to attend the Annual Meeting virtually. However, since you are not the holder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid “legal proxy” or a 16-digit control number from your nominee. Please contact your nominee for additional information about attending the Annual Meeting virtually.

If you are a beneficial owner of shares held in street name and do not provide the nominee that holds your shares with specific voting instructions, the nominee may generally vote in its discretion on “routine” matters. However, if the nominee that holds your shares does not receive instructions from you on how to vote your shares on a “non-routine” matter, it will be unable to vote your shares on that matter. Whether a particular matter is considered “routine” or “non-routine” is determined pursuant to applicable stock exchange rules.

Tandem Diabetes Care	8	2021 Proxy Statement

Proxy Statement

Change of Vote, Revocation of Proxy
You may revoke your proxy or change your vote at any time before the polls are closed at the Annual Meeting. The procedures for revoking your proxy or changing your vote will depend on whether you are a stockholder of record or a beneficial owner of shares held in street name.

Stockholders of Record: If you are a stockholder of record, you may change your vote in one of the following ways:

•Subsequently casting a new vote via the internet or by telephone using your 16-digit control number, up until 11:59 p.m. Eastern time on May 17, 2021, which is the deadline for internet or telephone voting;
•Submitting another properly completed proxy card reflecting the subsequent date of completion;
•Sending a written notice that you are revoking your proxy to Tandem Diabetes Care, Inc., 11075 Roselle Street, San Diego, California, 92121, Attention: Corporate Secretary; or
•Attending the virtual Annual Meeting and voting via live webcast (although attendance will not in and of itself constitute a revocation of a proxy).

Beneficial Owners: If you are a beneficial owner of shares and you have instructed your bank, broker or other nominee to vote your shares, you may change your vote by following the instructions provided to you by your nominee, or by attending the virtual Annual Meeting and voting via live webcast, provided you have obtained a valid legal proxy or a 16-digit control number from your nominee as described above.

Your most current internet or telephone proxy, or proxy card, will be the one that is counted at the Annual Meeting. If you revoke your proxy via the internet or by telephone, please make sure to do so by the deadline as described above. If you send a written notice of revocation, please make sure to do so with enough time for it to arrive by mail prior to the Annual Meeting.

Vote Required to Approve Each Proposal
Proposal 1 (Election of Three Class II Directors): You may vote “For,” “Against,” or “Abstain” with respect to each of the director nominees. We recently amended our Bylaws to implement a majority voting standard for the election of directors in uncontested elections. Pursuant to our majority voting standard, in an election of directors where the number of nominees does not exceed the number of directors to be elected, or an uncontested election, directors will be elected by the affirmative vote of a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting. A “majority of the votes cast” means that the number of shares voted “For” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election.

This is considered a non-routine matter under applicable stock exchange rules. As a result, a bank, broker or other nominee may not vote without instructions on this matter, so there may be broker non-votes in connection with this proposal. Abstentions and broker non-votes are not counted as votes “For” or “Against” a director nominee and have no effect on the election of directors. If no contrary indication is made, returned proxies will be voted "For” each of the director nominees, or in the event that any nominee is unable to serve as a director at the time of the election, returned proxies will be voted "For” any nominee who is designated by our board of directors to fill the vacancy.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” EACH OF THE DIRECTOR NOMINEES NAMED IN PROPOSAL 1.

Proposal 2 (Ratification of Appointment of Independent Registered Public Accounting Firm): You may vote “For,” “Against,” or “Abstain” with respect to this proposal. Approval of this proposal requires the affirmative vote of a majority of the outstanding shares of our Common Stock present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting.

This proposal is considered a routine matter under applicable stock exchange rules. As a result, a bank, broker or other nominee may generally vote without instructions on this matter, so we do not expect any broker non-votes in connection with this proposal. Abstentions on this proposal will have the same effect as a vote against this proposal. If no contrary indication is made, returned proxies will be voted "For” the proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” PROPOSAL 2.

Tandem Diabetes Care	9	2021 Proxy Statement

Proxy Statement

Proposal 3 (Non-Binding, Advisory Approval of the Compensation of our Named Executive Officers – “Say-on-Pay”): You may vote “For,” “Against,” or “Abstain” with respect to this proposal. Approval of this proposal requires the affirmative vote of a majority of the outstanding shares of our Common Stock present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting.

This proposal is considered a non-routine matter under applicable stock exchange rules. As a result, a bank, broker or other nominee may not vote without instructions on this matter, so there may be broker non-votes in connection with this proposal. Broker non-votes will have no effect on the result of the vote. Abstentions on this proposal will have the same effect as a vote against this proposal. If no contrary indication is made, returned proxies will be voted “For” the proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” PROPOSAL 3.

Cost of Soliciting Proxies
We will pay all of the costs of soliciting these proxies. In addition to the solicitation of proxies by use of the mail, our directors, officers and other employees may solicit proxies in person or by telephone, email, or otherwise, but will not receive any additional compensation for these services, although we may reimburse them for reasonable out-of-pocket expenses incurred in connection with such solicitation. Although we have not retained a proxy solicitor to assist in the solicitation of proxies, we may do so in the future, and do not believe the cost of any such proxy solicitor will be material. We may reimburse banks, brokers and other institutions, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding these proxy materials to beneficial owners of shares held of record by such persons and in obtaining authority to execute proxies.

Announcement of Voting Results
In accordance with SEC rules, final voting results will be published in a Current Report on Form 8-K within four business days following the Annual Meeting, unless final results are not known at that time, in which case preliminary voting results will be published within four business days of the Annual Meeting and final voting results will be published once they are known by us.

Contact Information for Questions
If you have additional questions about this Proxy Statement or the Annual Meeting, please contact: Tandem Diabetes Care, Inc., 11075 Roselle Street, San Diego, California 92121, Attention: Corporate Secretary, or by telephone to: (858) 366-6900.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
This Proxy Statement contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may relate to our future financial performance, business operations, and executive compensation decisions, or other future events. You can identify forward-looking statements by the use of words such as “may,” “will,” “could,” “anticipate,” “expect,” “intend,” “believe,” “continue,” or the negative of such terms, or other comparable terminology. Forward-looking statements include the assumptions underlying or relating to such statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, results of operations and financial condition.

The outcomes of the events described in these forward-looking statements are subject to risks, uncertainties and other factors described in Item 1A, “Risk Factors,” and elsewhere, in our Annual Report. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results could differ materially from those expressed or implied in the forward-looking statements. The forward-looking statements made in this Proxy Statement relate only to events as of the date of this Proxy Statement. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made.

Tandem Diabetes Care	10	2021 Proxy Statement

Proposal 1: Election of Directors

Board Structure and Membership
Since May 2020 we have welcomed three new members to our board of directors: Dr. Kathleen McGroddy-Goetz, Ms. Peyton R. Howell and Mr. Rajwant S. Sodhi. These individuals were selected based on the experience and qualifications they bring as part of a well-rounded board of directors appropriate for a company of our scale and maturity.

The members of our board of directors who exited in 2020 are Howard E. Greene, Jr., Edward L. Cahill, and Richard P. Valencia. Mr. Greene and Mr. Cahill retired from our board, having served since 2008 and 2009, respectively. Mr. Valencia commenced employment for a privately held company developing diabetes-related products in May 2020. While his new employer was not developing insulin delivery technology, due to the potential for his new role to create actual or perceived conflicts of interest between Mr. Valencia and our Company and/or our third party collaborators, we requested that he resign as a director. The members of our board who departed in 2020 did not resign as a result of any disagreement with the Company on any matter relating to our operations, policies or practices.

We currently have nine members of our board of directors and no vacancies. Under our amended and restated charter and Bylaws, our board of directors is currently divided into three classes, as follows:

•Class I, which currently consists of Mr. Kim D. Blickenstaff, Dr. Kathleen McGroddy-Goetz, and Mr. Christopher J. Twomey, whose terms will expire at our 2023 annual meeting of stockholders;
•Class II, which currently consists of Mr. Dick P. Allen, Ms. Rebecca B. Robertson, and Mr. Rajwant S. Sodhi, whose terms will expire at the Annual Meeting; and
•Class III, which currently consists of Ms. Peyton R. Howell, Mr. Douglas A. Roeder, and Mr. John F. Sheridan, whose terms will expire at our 2022 annual meeting of stockholders.
Each director in each class is elected for a term of three years and serves until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Directors may only be removed for cause by the affirmative vote of a majority of the outstanding shares entitled to vote upon an election of directors, voting together as a single class.

Because only approximately one-third of our directors will be elected at each annual meeting of stockholders, two consecutive annual meetings of stockholders could be required for our stockholders to change a majority of our board of directors. Any additional directorships resulting from an increase in the number of directors or a vacancy may be filled by the directors then in office.

We expect to continue to assess the most appropriate board structure for the Company on a regular basis and may make changes to the structure based upon the evolving needs of our business, governance best practices, changes in applicable laws and stock exchange listing standards, stockholder feedback, and other factors deemed relevant by our board of directors.

Election of Directors
At the Annual Meeting, our stockholders are being asked to vote for the three Class II director nominees listed below to serve on our board of directors until our annual meeting of stockholders to be held in 2024 and until each of their successors has been elected and qualified, or until such director’s earlier death, resignation or removal. Each of the nominees is a current member of our board of directors whose term expires at the Annual Meeting. Each of these nominees has consented to serve, if elected.

Majority Voting Standard
Historically, our Bylaws included a plurality voting standard for uncontested director elections. In response to stockholder feedback, in February 2021 our board of directors amended our Bylaws to implement a majority voting standard for the election of directors in uncontested elections, which reflects our evolving governance practices as the Company continues to mature. Pursuant to the majority voting standard, in uncontested elections, directors will be elected by the affirmative vote of a majority of the votes cast by the shares of Common Stock present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting. In contested elections, which are elections where the number of director nominees exceeds the number of directors to be elected at a meeting of the stockholders, directors will be elected by a plurality of the votes cast at the meeting.

Tandem Diabetes Care	11	2021 Proxy Statement

Proposal 1 | Election of Directors
Pursuant to our Bylaws, if an incumbent director nominee in an uncontested election fails to receive the affirmative vote of a majority of the votes cast in his or her election, such director must promptly tender his or her resignation to our board of directors, and our board of directors must act on the tendered resignation no later than 90 days following certification of the election results. Our board of directors will also publicly disclose its decision regarding the tendered resignation and the rationale behind its decision. Any director who tenders his or her resignation pursuant to this provision of our Bylaws may not participate in the decision of the board of directors with respect to his or her resignation. Such director will continue to serve as a director after submitting his or her resignation unless and until our board of directors accepts such resignation, or until his or her earlier death, resignation or removal pursuant to our Bylaws. If such director’s resignation is accepted by our board of directors after the director failed to receive the required vote, or if a nominee for director is not elected and the nominee is not an incumbent director, then our board of directors, in its sole discretion, may fill any resulting vacancy or decrease the size of our board of directors in accordance with our Bylaws.

Required Vote
The election of our director nominees at the Annual Meeting requires the affirmative vote of a majority of the votes cast by the shares of our Common Stock present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting. A “majority of the votes cast” means the number of shares voted “For” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. Abstentions and broker non-votes are not counted as votes cast and have no effect on the election of director.

This proposal is considered a non-routine matter under applicable stock exchange rules. A bank, broker or other nominee may not vote without instructions on this matter, so there may be broker non-votes in connection with this proposal. Abstentions and broker non-votes are not counted as votes “For” or “Against” a director nominee and have no effect on the election of directors. If no contrary indication is made, returned proxies will be voted “For” each of the director nominees, or in the event that any nominee is unable to serve as a director at the time of the election, returned proxies will be voted “For” any nominee who is designated by our board of directors to fill the vacancy.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE CLASS II DIRECTOR NOMINEES

Tandem Diabetes Care	12	2021 Proxy Statement

Proposal 1 | Election of Directors
Nominees for Director
The following table lists the persons recommended by our nominating and corporate governance committee, and nominated by our board of directors, to be elected as directors, including relevant information as of March 23, 2021 regarding their age, business experience, qualifications, attributes, skills, committee memberships, and other directorships:

Nominees for Election to Our Board of Directors for a Three-Year Term Expiring
at the 2024 Annual Meeting of Stockholders (Class II Directors)

DICK P. ALLEN	Lead Independent Director Chair, Nominating and Corporate Governance Committee	Age: 76 Director since: 2007

We believe Mr. Allen’s background in management of companies in the healthcare industry and his service on boards of directors of companies and other entities in the healthcare industry, as well as his long-term investing experience in the healthcare industry, brings to our board of directors critical skills related to financial oversight of complex organizations, strategic planning, and corporate governance, all of which qualify him for service on our board of directors.
Mr. Allen has served as our Lead Independent Director since March 2019 and on our board of directors since July 2007. He previously served as the Chair of our board of directors from August 2007 to January 2013 and from January 2016 to February 2019. Mr. Allen is directly engaged in the diabetes community through his personal involvement with JDRF, a nonprofit diabetes research organization, and the Mary & Dick Allen Diabetes Center at Hoag Memorial Hospital Presbyterian. Mr. Allen served as a member of the International Board of Directors of JDRF from July 2008 to June 2014, and as its Chair from July 2012 to June 2014. Mr. Allen has more than 50 years of experience in the health care industry and was previously the President of DIMA Ventures, Inc., a private investment firm providing seed capital and board-level support for start-up companies in the healthcare field. He was a co-founder and Vice President of Caremark, Inc., a home infusion therapy company later acquired by Baxter International. He was also a co-founder and director of Pyxis Corporation, later acquired by Cardinal Health, Inc. Mr. Allen received a B.S. (cum laude) in Industrial Administration from Yale University and an M.B.A. from Stanford University Graduate School of Business where he served on the faculty as a Lecturer in Strategic Management for 13 years.
REBECCA B. ROBERTSON	Director Member, Compensation Committee Member, Audit Committee	Age: 60 Director since: 2019

We believe Ms. Robertson’s extensive experience in management positions in the medical technology industry provides her with key skills in working with directors, understanding board process and functions and working with financial statements. We also believe she brings to our board of directors her long-term investing experience with numerous companies in the healthcare and medical device industries, all of which qualify her for service on our board of directors.

Ms. Robertson has served on our board of directors since January 2019. Ms. Robertson is a founder and Managing Director at Versant Ventures where she has specialized in investing in the areas of medical devices and diagnostics since 1999. In addition, through Longridge Business Advisors, she has provided business advisory services and board services since April 2017. Prior to Versant, she served as Senior Vice President at Chiron Diagnostics, a division of Chiron Corporation, where she had responsibility for the critical care business unit in addition to leading the division’s business development efforts. Prior to joining Chiron, Ms. Robertson was a co-founder and Vice President at Egis, a consumer products company, and held senior management positions in operations and finance at Lifescan, a Johnson & Johnson Company. Ms. Robertson served as a general partner at Institutional Venture Partners (IVP), where she was an investor in the life sciences group, from July 1997 to October 1999. Ms. Robertson was also previously an entrepreneur in residence for IVP in the life sciences group. Ms. Robertson holds a B.S. in Chemical Engineering from Cornell University.

Tandem Diabetes Care	13	2021 Proxy Statement

Proposal 1 | Election of Directors

RAJWANT “RAJ” S. SODHI	Director Member, Audit Committee	Age: 47 Director since: 2021

We believe Mr. Sodhi’s experience in global informatics, software service technology and e-commerce business solutions across the healthcare, financial, and telecom industries brings to our board of directors critical skills related to our ecosystem of data-driven products and services, all of which qualify him for service on our board of directors.

Mr. Sodhi has served on our board of directors since January 2021. He has more than 25 years of experience in global informatics, software service technology and ecommerce business solutions, across the healthcare, financial, and telecom industries. Mr. Sodhi has served as the President of ResMed’s software as a service (SaaS) business since July 2017. He was previously ResMed’s President of Healthcare Informatics (HI) leading the development of ResMed’s HI solutions and ResMed itself to its current standing as a global digital health leader, with an expanding portfolio of device- and SaaS-based offerings. He joined ResMed in 2012 through the acquisition of Umbian Inc. of which he was co-founder and President. Before ResMed and Umbian, Mr. Sodhi worked in the financial services industry, designing, developing and managing SaaS solutions. He was Senior Vice President of Business Development and Chief Technology Officer for Skipjack Financial Services from 2005 to 2009, and co-founder and Chief Technology Officer of TransActive Ecommerce Solutions from 2000 to 2005. Mr. Sodhi holds a M.B.A. and a B.S. in Mathematics and Statistics from Dalhousie University in Halifax, Nova Scotia.

Continuing Members of Our Board of Directors
The following table includes the members of our board of directors who are continuing in office, including relevant information as of March 23, 2021 regarding their age, business experience, qualifications, attributes, skills, committee memberships and other directorships:

Members of Our Board of Directors Continuing in Office with a Term Expiring at the 2022 Annual Meeting of Stockholders (Class III Directors)

PEYTON R. HOWELL	Director Member, Compensation Committee	Age: 53 Director since: 2020

We believe Ms. Howell’s experience in reimbursement and in executive management of companies in the healthcare industry brings to our board of directors critical skills relating to scaling complex organizations and strategic planning that qualify her to serve on our board of directors.

Ms. Howell joined our board of directors in August 2020. Ms. Howell has more than 25 years of extensive reimbursement, health insurance, and patient access experience across a broad range of disease states in the hospital, physician, pharmacy and home care settings. Ms. Howell is currently the Chief Commercial and Strategy Officer at Parexel International, a leading global clinical research organization servicing the life sciences industry. Prior to joining Parexel, Ms. Howell held a wide range of senior leadership positions at AmerisourceBergen, including leading Global Sourcing and Manufacturer Relations and advancing specialty and biotech products and solutions for physicians, health systems and specialty pharmacies. She was a founder and President of Lash Group, a patient support services company, and an early pioneer of programs to support patient access, reimbursement, and adherence to new therapies including services related to diabetes, such as patient assistance and reimbursement support for continuous glucose monitors. Ms. Howell is a recognized national speaker on health policy, patient access and reimbursement issues. She has served as Director of the AmerisourceBergen Foundation, the National Association of Chain Drug Stores Foundation, and the Healthcare Distribution Alliance Foundation. Ms. Howell received a B.A. in Speech Communication from the University of Illinois at Urbana-Champaign and a Master’s of Health Administration from The Ohio State University.

Tandem Diabetes Care	14	2021 Proxy Statement

Proposal 1 | Election of Directors

DOUGLAS A. ROEDER	Director Chair, Compensation Committee Member, Nominating and Corporate Governance Committee	Age: 50 Director since: 2009

We believe Mr. Roeder’s experience on the board of directors of several companies in the life sciences industry provides him with key skills in working with directors, understanding board process and functions and working with financial statements. We also believe he brings to our board of directors his long-term investing experience with numerous companies in the healthcare and medical device industries, all of which qualify him for service on our board of directors.
Mr. Roeder has served on our board of directors since May 2009. Mr. Roeder joined Delphi Ventures as an Associate in 1998, and has been a Partner since 2000, where he has focused on medical devices, diagnostics and biotechnology. Prior to joining Delphi Ventures, Mr. Roeder was an Associate with Alex Brown’s Healthcare Investment Banking Group in San Francisco, where he focused on the medical device, life sciences and healthcare services industries. Mr. Roeder serves as a director of Senseonics Holdings, Inc. (NYSE-MKT: SENS), a continuous glucose monitoring company, and several privately held companies. He previously served as a director of Trivascular Technologies, Inc., a medical device company, which was acquired by Endologix, Inc. (Nasdaq: ELGX) in February 2016. He also previously worked with Putnam Associates, a strategy consulting firm focused on the pharmaceutical and biotechnology industries. Mr. Roeder holds an A.B. in Biochemistry from Dartmouth College.
JOHN F. SHERIDAN	President and Chief Executive Officer Director	Age: 65 Director since: 2019

We believe Mr. Sheridan brings to our board of directors valuable perspective and experience as our former Executive Vice President and Chief Operating Officer, and as our current President and Chief Executive Officer. Mr. Sheridan has extensive experience at the management level of various healthcare companies, as well as leadership skills, industry experience and knowledge, all of which qualify him for service on our board of directors.

Mr. Sheridan has served on our board of directors since June 2019 and as our President and Chief Executive Officer since March 2019. Prior to that, Mr. Sheridan served as our Executive Vice President and Chief Operating Officer since April 2013. Prior to joining us, Mr. Sheridan served as Chief Operating Officer of Rapiscan Systems, Inc., a provider of security equipment and systems, from March 2012 to February 2013. Mr. Sheridan served as Executive Vice President of Research and Development and Operations for Volcano Corporation, a medical technology company, from November 2004 to March 2010. From May 2002 to May 2004, Mr. Sheridan served as Executive Vice President of Operations at CardioNet, Inc., a medical technology company, now operating as BioTelemetry, Inc. (Nasdaq: BEAT). From March 1998 to May 2002, he served as Vice President of Operations at Digirad Corporation, a medical imaging company. Mr. Sheridan serves as a director of Acutus Medical, Inc. (Nasdaq: AFIB), an arrhythmia management company. Mr. Sheridan holds a B.S. in Chemistry from the University of West Florida and an M.B.A. from Boston University.

Tandem Diabetes Care	15	2021 Proxy Statement

Proposal 1 | Election of Directors
Members of Our Board of Directors Continuing in Office with a Term Expiring at the 2023 Annual Meeting of Stockholders (Class I Directors)

KIM D. BLICKENSTAFF	Chair of the Board of Directors	Age: 67 Director since: 2007

We believe Mr. Blickenstaff brings to our board of directors valuable perspective and experience as the current Chair and as our former Executive Chair, President and Chief Executive Officer.
Mr. Blickenstaff has extensive experience at the board level of various healthcare companies, as well as leadership skills, industry experience and knowledge, all of which qualify him for service on our board of directors.

Mr. Blickenstaff currently serves as Chair of our board of directors following his transition from the Executive Chair role in March 2020. Prior to serving as Executive Chair, Mr. Blickenstaff served as our President and Chief Executive Officer from September 2007 to March 2019. He has been a member of our board of directors since September 2007. Prior to joining us, Mr. Blickenstaff served as Chair and Chief Executive Officer of Biosite Incorporated, a provider of medical diagnostic products, from 1988 until its acquisition by Inverness Medical Innovations, Inc. in June 2007. Mr. Blickenstaff previously served as a director of Medivation, Inc., a biotechnology company, from 2005 to 2016, until its acquisition by Pfizer, and as a director of DexCom, Inc. (Nasdaq: DXCM), a provider of continuous glucose monitoring systems, from June 2001 to September 2007. Mr. Blickenstaff serves as a director and member of the compensation and audit committees of Nuvation Bio Inc. (NYSE: NUVB), an oncology biopharmaceutical therapy company. Mr. Blickenstaff was formerly a certified public accountant and has more than 20 years of experience overseeing the preparation of financial statements. He holds a B.A. in Political Science from Loyola University, Chicago, and an M.B.A. from the Graduate School of Business, Loyola University, Chicago.

KATHLEEN MCGRODDY-GOETZ, PH.D.	Director Member, Nominating and Corporate Governance Committee	Age: 57 Director since: 2020

We believe Dr. McGroddy-Goetz’s experience in managing and commercializing pioneering technologies spanning microelectronics, cloud-based technologies, advanced data analytics, artificial intelligence, hardware, software and middleware with an emphasis on healthcare and life sciences applications, brings to our board of directors critical skills related to digital health, scaling complex organizations, and strategic planning that qualify her to serve on our board of directors.

Dr. McGroddy-Goetz has served on our board of directors since June 2020. She has more than 25 years of experience leading global teams across business development, strategy, research and development, and product management. She has commercialized pioneering technologies spanning from microelectronics through cloud, advanced data analytics, artificial intelligence, hardware, software, and middleware with an emphasis on healthcare and life sciences applications. Dr. McGroddy-Goetz has served as the Global Head of Strategic Partnerships at Medidata Solutions, a Dassault Systemès Company, since October 2018 where she has also concurrently held other strategy, alliances and marketing executive roles. Previously, she held various leadership positions at IBM beginning in 1992, and most recently was Vice President, Strategy and Innovation, IBM Watson Health. Dr. McGroddy-Goetz received a B.S. in Physics from SUNY Binghamton and a Ph.D. in Molecular Biophysics from Cornell University.

CHRISTOPHER J. TWOMEY	Director Chair, Audit Committee	Age: 61 Director since: 2013

We believe Mr. Twomey’s experience in senior financial management and on boards of directors of companies in the life sciences industry, as well as his extensive accounting and auditing experience, brings to our board of directors critical skills related to financial oversight of complex organizations, strategic planning, and corporate governance, all of which qualify him for service on our board of directors.
Mr. Twomey has served on our board of directors since July 2013. Mr. Twomey has served as a director and chair of the audit committee of Bionano Genomics (Nasdaq: BNGO), a life sciences genome analysis instrumentation company since July 2018. From March 1990 until his retirement in 2007, Mr. Twomey held various positions with Biosite, most recently serving as Senior Vice President, Finance and Chief Financial Officer. From 1981 to 1990, Mr. Twomey worked for Ernst & Young LLP, where he served as an Audit Manager. Mr. Twomey also served as a director and chair of the audit committee of Senomyx, Inc., a flavor technology company, from March 2006 until its sale to Firmenich SA in November 2018. He also served as a director and chair of the audit committee of Cadence Pharmaceuticals, Inc., from July 2006 until it was acquired by Mallinckrodt plc in March 2014. Mr. Twomey holds a B.A. in Business Economics from the University of California, Santa Barbara.

Tandem Diabetes Care	16	2021 Proxy Statement

Corporate Governance

DIRECTOR INDEPENDENCE
Our board of directors has affirmatively determined that each of Mr. Allen, Ms. Howell, Dr. McGroddy-Goetz, Ms. Robertson, Mr. Roeder, Mr. Sodhi, and Mr. Twomey meet the definition of “independent director” under applicable SEC rules and Nasdaq listing rules. Mr. Blickenstaff and Mr. Sheridan do not meet the definition of “independent director” because Mr. Blickenstaff was our employee until March 2020, and Mr. Sheridan is our current employee.

Certain Relationships and Related Party Transactions
Except as set forth below, there are no family relationships between any director or executive officer, and there were no transactions or series of similar transactions since January 1, 2020, or any currently proposed transactions, to which we were or are a party that are required to be reported in accordance with applicable SEC rules in which:

•the amount involved exceeds $120,000; and
•any of our directors, nominees for director, executive officers, any holder of more than 5% of our Common Stock, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest.

Mr. Sheridan, our President and Chief Executive Officer and a member of our board of directors, and Ms. Vosseller, our Executive Vice President, Chief Financial Officer and Treasurer, are involved in a personal relationship and share a primary residence. Ms. Vosseller reports directly to Mr. Sheridan. Our board of directors is informed of the relationship and, due to the direct reporting arrangement, we have taken appropriate actions to ensure compliance with Company policies and procedures. Mr. Sheridan and Ms. Vosseller will not be involved in setting compensation or benefits for one another, which will continue to be determined by our compensation committee. In addition, in consideration of the circumstances, following Mr. Sheridan’s promotion to President and Chief Executive Officer in 2019, our audit committee implemented certain additional internal controls and procedures.

Mr. Twomey, a member of our board of directors, is the brother-in-law of one of our employees who is a manufacturing engineer who we have employed since August 2019. No conflict of interest risks have been identified as a result of their relationship. Mr. Twomey does not serve on our compensation committee and is not involved in decision-making regarding his brother-in-law’s compensation. For 2020, the aggregate amount of this employee’s annual compensation was approximately $154,000, which includes the employee’s base salary and cash incentive bonus paid in 2020 as well as the value of stock-based compensation granted in 2020. The compensation structure and aggregate compensation amount paid to this employee is commensurate with our other employees with similar titles, skills and levels of experience.

Procedures for Approval of Related Party Transactions
Our board of directors has adopted a Related Party Transaction Policy to assist us in identifying, reviewing and approving or rejecting related party transactions. Under the policy, our Compliance Officer (as defined in the policy) is charged with the primary responsibility for determining whether, based on the facts and circumstances, a related person has a direct or indirect material interest in a current or proposed transaction. To assist the Compliance Officer in making this determination, the policy sets forth certain categories of transactions that are deemed not to involve a direct or indirect material interest of the related person. If, after applying these categorical standards and weighing all of the facts and circumstances, the Compliance Officer determines that the related person would have a direct or indirect material interest in the transaction, the Compliance Officer must present the transaction to the audit committee for review or, if impracticable under the circumstances, to the Chair of the audit committee. The audit committee must then either approve or reject the transaction in accordance with the terms of the policy.

Agreements with Directors
None of our directors or director nominees were selected pursuant to any arrangement or understanding, other than with our directors acting within their capacity as such.

Legal Proceedings with Directors
There are no legal proceedings related to any of the directors or director nominees which require disclosure pursuant to applicable SEC rules.

Tandem Diabetes Care	17	2021 Proxy Statement

BOARD LEADERSHIP STRUCTURE
Mr. Blickenstaff currently serves as Chair of our board of directors following his transition from the Executive Chair role in March 2020. Prior to serving as Executive Chair, Mr. Blickenstaff served as our President and Chief Executive Officer from September 2007 until March 2019, when Mr. Sheridan was appointed as his successor.

While serving as Executive Chair, Mr. Blickenstaff was an employee of the Company, participating in external and corporate strategy and investor relations efforts, as well as providing guidance to our Chief Executive Officer during his transition period.

The Chair position is intended to be separate and distinct from the position of Chief Executive Officer. For instance, in his role as Chair, Mr. Blickenstaff continues to provide input on our corporate strategy; however, he is no longer an employee and he does not participate in day-to-day management of our personnel, business or operations. We believe separating these positions allows our Chief Executive Officer to focus on the day-to-day management of our business, while allowing our Chair to focus his primary attention on matters involving strategy, corporate governance and board oversight.

Mr. Allen, who previously served as Chair of our board of directors, currently serves as our Lead Independent Director. We created the position of Lead Independent Director in March 2019 primarily because we recognize that Mr. Blickenstaff, the Chair of our board of directors, and Mr. Sheridan, our President and Chief Executive Officer, do not qualify as independent directors due to their recent or current employment relationships with us. Our Lead Independent Director provides independent oversight of management and our board of directors, and leads executive sessions of our board of directors when only non-employees are present.

We expect to continue to assess the most appropriate board leadership structure for the Company on a regular basis and may make changes to the structure based upon the evolving needs of our business, governance best practices, and other factors deemed relevant by our board of directors.

Board Role in Risk Oversight
Risk is inherent in every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including risks relating to our business, operations, strategic direction and regulatory environment, as well as legal, financial, compliance, liability, information technology, human capital management, compensation, cybersecurity, environmental, social, governance, and reputational risks. Currently, we are continuing to assess and respond to the substantial operational and commercial risks relating to the rapid growth of our business operations while also navigating the impacts of the COVID-19 pandemic. Management is responsible for the day-to-day management of risks we face, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The role of our board of directors in overseeing the management of our risks is realized primarily through committees of our board of directors, as discussed in greater detail in the descriptions of the roles and responsibilities of each of the committees below. Our full board of directors (or the appropriate board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on us, and the steps we take to manage them. When a board committee is responsible for evaluating and overseeing the management of particular risks, the chair of the relevant committee typically reports to the full board of directors during the next board meeting. For example, our nominating and corporate governance committee receives updates and its chair makes reports to the full board of directors relating to environmental, social, and governance risks, and to assessments by third-party experts concerning our cybersecurity, information security, and data privacy risks, as well as the mitigation of those risks.

Board and Committee Meetings
During 2020, our board of directors met five times (including telephonic meetings) and took action by written consent six times. Each director attended at least 75% of the meetings held by our board of directors and by each committee on which he or she served while he or she was a director during the year.

Director Attendance at Annual Meetings

Tandem Diabetes Care	18	2021 Proxy Statement

Corporate Governance
Although we do not have a formal policy regarding attendance by members of our board of directors at each annual meeting of stockholders, we encourage all of our directors to attend in person, or virtually, depending on the meeting format.

Executive Sessions
In accordance with the applicable Nasdaq Listing Rules, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present.

BOARD COMMITTEES
Our board of directors has three standing committees: the audit committee, the compensation committee, and the nominating and corporate governance committee. In addition, from time to time, special committees may be established under the direction of our board of directors when necessary to address specific issues. For instance, as needed we have established a pricing committee to determine the offering price and other terms of various financings we have pursued.

Each of the three standing committees has a written charter that has been approved by our board of directors. A copy of each charter is available at https://investor.tandemdiabetes.com/corporate-governance/esg. However, the information contained on our website is not incorporated by reference in, or considered part of, this Proxy Statement and references in this Proxy Statement to our website are to inactive textual references only.

As of December 31, 2020, our audit committee was comprised of Mr. Twomey (Chair), Ms. Robertson and our former director, Edward L. Cahill; our compensation committee was comprised of Mr. Roeder (Chair), Ms. Howell and Ms. Robertson; and our nominating and corporate governance committee was comprised of Mr. Allen (Chair), Dr. McGroddy-Goetz and Mr. Roeder. Mr. Cahill resigned from our board of directors effective December 31, 2020 and was replaced by Mr. Sodhi effective January 1, 2021, at which time Mr. Sodhi also became a member of our audit committee.

As of March 23, 2021, the members of each standing committee were as follows:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Kim D. Blickenstaff
John F. Sheridan
Dick P. Allen			Chair
Peyton R. Howell
Kathleen McGroddy-Goetz, Ph.D.
Rebecca B. Robertson
Douglas A. Roeder		Chair
Rajwant S. Sodhi
Christopher J. Twomey	Chair

Audit Committee
During 2020, our audit committee met four times (including telephonic meetings) and took no action by written consent. Each of the members of the audit committee has been determined to be an “independent director” under applicable SEC rules and Nasdaq listing rules. Our board of directors has affirmatively determined that Mr. Twomey is designated as an “audit committee financial expert.”

Our audit committee’s roles and responsibilities include, among others:

•appointing, terminating, compensating and overseeing the work of any independent auditor engaged to prepare or issue an audit report or to provide other audit, review or attest services;

Tandem Diabetes Care	19	2021 Proxy Statement

Corporate Governance
•reviewing all audit and non-audit services to be performed by the independent auditor, taking into consideration whether the independent auditor’s provision of non-audit services to us is compatible with maintaining the independent auditor’s independence;
•reviewing and discussing the adequacy and effectiveness of our accounting and financial reporting processes and internal controls and the audits of our financial statements;
•establishing and overseeing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by our employees regarding questionable accounting or auditing matters;
•reviewing and discussing any alleged fraud involving management or any employee with a significant role in our internal controls over financial reporting that are disclosed to the audit committee;
•investigating any matter brought to its attention within the scope of its duties and engaging independent counsel and other advisors as the audit committee deems necessary;
•determining the compensation of the independent auditors, and of other advisors hired by the audit committee;
•reviewing and discussing with management and the independent auditor the annual and quarterly financial statements prior to their release;
•monitoring and evaluating the independent auditor’s qualifications, performance and independence on an ongoing basis;
•monitoring periodic reviews of the internal audit function;
•reviewing and assessing, on an annual basis, the adequacy of the audit committee’s formal written charter;
•reviewing related party transactions for potential conflict of interest situations on an ongoing basis, and approving or rejecting such transactions; and
•overseeing such other matters that are specifically delegated to the audit committee by our board of directors from time to time.

Compensation Committee
During 2020, our compensation committee met six times (including telephonic meetings) and took action by written consent six times. Each of the members of the compensation committee has been determined to be an “independent director” under applicable SEC rules and Nasdaq listing rules.

Our compensation committee’s roles and responsibilities include, among others:

•developing, reviewing, and approving our overall compensation programs, and regularly reporting to the board of directors regarding the adoption of such programs;
•developing, reviewing and recommending to the board of directors or approving our cash and stock incentive plans, including approving individual grants or awards thereunder, and regularly reporting to the board of directors regarding the terms of such plans and individual grants or awards;
•reviewing and approving individual and Company performance goals that may be relevant to the compensation of executive officers and other key employees;
•reviewing, recommending to the board of directors or approving the terms of any employment agreement, severance or change in control arrangements, or other compensatory arrangement with any executive officers or other key employees;
•reviewing and, to the extent deemed necessary or appropriate by the compensation committee, discussing with management the tables and narrative discussion regarding executive officer and director compensation to be included in the annual proxy statement;
•reviewing and assessing, on an annual basis, the adequacy of the compensation committee’s formal written charter;
•delegate authority to the Chief Executive Officer or the Chief Financial Officer to grant equity incentive plan awards to our non-executive employees consistent with the parameters approved in advance by the compensation committee; and

Tandem Diabetes Care	20	2021 Proxy Statement

Corporate Governance
•overseeing such other matters that are specifically delegated to the compensation committee by our board of directors from time to time.

Nominating and Corporate Governance Committee
During 2020, our nominating and corporate governance committee met eight times (including telephonic meetings) and took no action by written consent. Each of the members of the nominating and corporate governance committee has been determined to be an “independent director” under applicable SEC rules and Nasdaq listing rules.

Our nominating and corporate governance committee’s roles and responsibilities include, among others:

•identifying and screening candidates for our board of directors, and recommending nominees for election as directors;
•reviewing and assessing, on an annual basis, the performance of our board of directors and any committee thereof;
•review and discuss with management commercial insurance arrangements, exclusive of employee benefit arrangements;
•reviewing and assessing risk and risk management guidelines with respect to day-to-day operations, including and among other matters, privacy, cybersecurity and information security risk oversight;
•reviewing environmental, social and governance risks and practices;
•reviewing the structure of our board of directors’ committees and recommending to our board of directors for its approval directors to serve as members of each committee, including each committee’s respective chair, if applicable;
•reviewing and assessing, on an annual basis, the adequacy of the nominating and corporate governance committee’s formal written charter; and
•generally advising our board of directors on corporate governance and related matters.

Compensation Committee Interlocks and Insider Participation
Ms. Howell, Ms. Robertson, Mr. Roeder, and former director Mr. Greene each served on our compensation committee during the fiscal year ended December 31, 2020. Each of these members was determined to be an independent director under applicable SEC rules and regulations and applicable NASDAQ listing standards. None of the members of our compensation committee is or has ever been an officer or employee of the Company or any of its subsidiaries. None of the members of our compensation committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K, nor is any such relationship currently contemplated. None of our executive officers currently serves, or in the past year has served, as a member of our board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee. No interlocking relationship exists between any member of our board of directors and any member of the compensation committee (or other committee performing equivalent functions) of any other company.

We have entered into an indemnification agreement with each of our directors, including each of the current members of our compensation committee.

Tandem Diabetes Care	21	2021 Proxy Statement

Corporate Governance
DIRECTOR NOMINATION PROCESS
The goal of our nominating and corporate governance committee is to assemble a well-rounded board of directors that consists of directors with backgrounds that are complementary to one another, reflecting a variety of experiences, skills and expertise appropriate for a company of our scale and maturity, such as:

Financial	Strategic Planning	Senior Leadership	Diversity	Public Board	Digital Technology

Managed Care	Diabetes Industry	Information Security	Consumer Insights	International Perspective

In considering whether to recommend any candidate for inclusion in the slate of recommended nominees for our board of directors, including candidates recommended by stockholders, the nominating and corporate governance committee applies the following selection criteria, which are consistent with those set forth in its charter:
•Each director should be committed to enhancing long-term stockholder value and must possess a high level of personal and professional ethics, sound business judgment and integrity;
•The board of directors should be well-rounded, consisting of directors with backgrounds that are complementary to one another, reflecting a variety and diversity of professional experiences, skills, education, expertise, socio-economic backgrounds, and personal characteristics (including, but not limited to, diversity of gender, ethnicity, race, sexual orientation and age);
•Each director should be free of any conflicts of interest which would violate applicable laws, rules, regulations or listing standards, conflict with any of our corporate governance policies or procedures, or interfere with the proper performance of his or her responsibilities;
•Each director should possess experience, skills and attributes which enhance his or her ability to perform duties on our behalf. In assessing these qualities, the nominating and corporate governance committee will consider such factors as (i) expertise in the areas of technology, privacy, cybersecurity, manufacturing, accounting, finance, sales, marketing, strategy, financial reporting or corporate governance, (ii) professional experience in diabetes care, the medical device industry, insurance reimbursement or the healthcare industry generally, (iii) the oversight or performance of clinical research studies, and (iv) experience in global commercial operations of highly regulated industries, as well as other factors that would be expected to contribute to the overall effectiveness of our board of directors;
•Each director should have the willingness and ability to devote the necessary time and effort to perform the duties and responsibilities of board membership; and
•Each director should demonstrate his or her understanding that his or her primary responsibility is to our stockholders, and that his or her primary goal is to serve the best interests of those stockholders, and not his or her personal interests or the interests of a particular group or stockholder.

Tandem Diabetes Care	22	2021 Proxy Statement

Corporate Governance
Board and Management Diversity
In recommending director nominees for appointment to our board of directors, our nominating and corporate governance committee values and actively considers diversity attributes and characteristics, including but not limited self-identified characteristics such as gender, ethnicity, race, sexual orientation, and age. In particular, in recent years, our board of directors has specifically reviewed and considered the input of our stockholders who have expressed an interest in greater gender and ethnic diversity on our board of directors. Our independent and highly-qualified nominating and corporate governance committee exercises its judgement in recommending candidates with the most appropriate mix of characteristics, experiences, skills and expertise. Our board of directors currently consists of three female members and one member who identifies with an underrepresented ethnic community.

Director Gender	Director Age

We also believe that fostering a culture of diversity, equity and inclusion begins with our management team, and we regard diversity in our workforce as essential to serving our customers and communities, and executing on our long-term strategies. Women hold half of our top six executive management positions, and one-third of our positions at the Vice President level or higher. We continue to work to cultivate an inclusive working environment and to enhance the diversity of our management team and board of directors.

Stockholder Nominees
Our nominating and corporate governance committee currently has a policy of evaluating nominees recommended by stockholders in the same manner as it evaluates other nominees. Under our Bylaws, stockholders wishing to propose a director nominee should send the required information to Tandem Diabetes Care, Inc., 11075 Roselle Street, San Diego, California 92121, Attention: Corporate Secretary.

CODES OF ETHICS AND CONDUCT
We have adopted a code of ethics that applies to our President and Chief Executive Officer and other senior financial officers (our Chief Financial Officer, and other senior financial officers performing similar functions), which is designed to meet the requirements of the applicable SEC rules. We have also adopted a code of ethics that applies to all of our employees, officers and directors, which is designed to meet the requirements of the applicable Nasdaq listing rules. Each of these documents is available at https://investor.tandemdiabetes.com/corporate-governance/esg. We expect that any amendment to either code of ethics, or any waivers of their respective requirements that are applicable to executive officers or directors, will be disclosed on our website or in our future filings with the SEC.

STOCKHOLDER ENGAGEMENT
We have consistently demonstrated our commitment to open and interactive dialogue with our stockholders. Our relationship with our stockholders, as the owners of our Company, is an important part of our success, and we seek to engage meaningfully with our stockholders to ensure their views are shared with our board of directors and management team, and actively considered in discussions of our strategy, operational performance, financial results, corporate governance, compensation programs, and related matters.

While our board of directors has a fiduciary duty to our stockholders and represents their interests, our management team is primarily responsible for investor relations. Our management team believes that active stockholder engagement drives increased corporate accountability, improves decision making, and ultimately creates long-term value for our stockholders.

Tandem Diabetes Care	23	2021 Proxy Statement

Corporate Governance
In recent years, we have taken measures to evolve our executive compensation and governance practices as the Company matures. In alignment with these efforts, we have increasingly engaged in proactive stockholder outreach to solicit feedback on our practices, and to incorporate the feedback into our decision-making processes. For example, in the fourth quarter of 2020, we initiated a formalized outreach effort to more than 25 of our largest stockholders, representing approximately 65% of our shares outstanding, to understand their feedback on our business practices, with a particular focus on executive compensation and environmental, social and governance matters.

Recent Changes in Response to Stockholder Feedback

Corporate Governance	Executive Compensation

> Reduced annual equity burn rate on track to achieve goal and stockholder commitment of three-year average burn rate not to exceed 3.7% by June 2021	> Shifted our executive officer equity award program from a share-denominated model to a value-denominated model

> Adopted stock ownership guidelines for directors and executive officers	> Transitioned from 100% use of stock options in 2019, to including 40% RSUs in 2020, and adding a performance-based vesting element to equity awards in 2021

> Implemented compensation clawback policy	> Reduced complexity of short-term incentive plan in 2021

> Implemented majority voting standard for uncontested director elections	> Re-analyzed peer group company and benchmark practices for our executive officers at the 60th percentile

For additional information about executive compensation related changes, see the “Compensation Discussion and Analysis” section of this Proxy Statement.

Stockholder Communications with our Board of Directors
Stockholders seeking to communicate with our board of directors as a whole may send such communication to: Tandem Diabetes Care, Inc., 11075 Roselle Street, San Diego, California 92121, Attention: Corporate Secretary. Stockholders seeking to communicate with an individual director, in his or her capacity as a member of our board of directors, may send such communication to the same address, to the attention of such individual director. We will generally forward any such stockholder communication to each director to whom such stockholder communication is addressed to the address specified by each such director, unless we determine that the communication is unduly hostile, threatening, illegal or otherwise unsuitable for receipt by the director. Additional information about our stockholder communication policy can be found at https://investor.tandemdiabetes.com/corporate-governance/esg.

Tandem Diabetes Care	24	2021 Proxy Statement

Director Compensation

Director Compensation Overview
Our director compensation program is intended to provide a total compensation package that enables us to attract and retain diverse, qualified and experienced individuals to serve as our directors, and to align our directors’ interests with those of our stockholders.

Director Compensation Program - 2020
During 2020, our non-employee directors earned a cash retainer for service on our board of directors and an additional amount for service on each committee of which the director was a member. The Chair of our board of directors earned a higher annual retainer for such service (which was in lieu of, and not in addition to, director annual retainers), and the chair of each committee earned a higher annual retainer for such service (which was in lieu of, and not in addition to, member annual retainers). The annual cash retainers for directors and committee members were pro-rated based on the period of time during which service was provided during the year and generally were paid on a quarterly basis.

Under the director compensation program, the annual fees non-employee directors earned for service on our board of directors, and for service on each committee of our board of directors of which the director was a member, during 2020 were as follows:

	Member Annual Retainer	Chair Annual Retainer
Board of Directors	$45,000	$160,000
Audit Committee	$10,000	$23,000
Compensation Committee	$7,500	$17,000
Nominating and Corporate Governance Committee	$5,000	$10,000

Mr. Blickenstaff served in the role of Executive Chair through March 6, 2020, after which time he assumed the role of Chair and ceased being an employee. Mr. Blickenstaff’s annual cash compensation for serving as our Chair was $160,000, which was paid on a pro rata basis for his time in the Chair role during 2020. We also paid Mr. Blickenstaff’s COBRA subsidy, which is currently approximately $25,000 per year. During 2020, Mr. Allen’s annual cash compensation for serving as our Lead Independent Director continued to be $40,000, which was in addition to his participation in our director compensation program.

For 2020, each non-employee director who commenced service on our board of directors was eligible to receive an onboarding award consisting of either stock options with an aggregate Black-Scholes value of $300,000, or restricted stock awards with an aggregate grant date fair value of $300,000. The form of the award was determined by our board of directors (or a designated committee thereof) at the time of each grant. In 2020, initial onboarding grants were issued in the form of restricted stock awards, which vest in equal annual installments over a three-year period, subject to the director’s continued service.

In addition, on the date of the 2020 annual meeting of stockholders, each non-employee director continuing to serve as a director following the annual meeting was granted restricted stock awards with an aggregate grant date fair value of $170,000. These annual grants, which have been historically issued in the form of stock options or restricted stock awards, were prorated based on the number of full months of service on our board of directors since the prior annual meeting of stockholders, and vest annually in the case of restricted stock, or vest monthly over a 12-month period in the case of stock options.

The exercise price of all stock options granted pursuant to our director compensation program equaled the closing price of our Common Stock on the grant date, and the grant date fair value of all restricted stock awards was based on the closing price of our Common Stock on the grant date. Each of these stock options and restricted stock awards were granted under the terms of our Amended and Restated 2013 Stock Incentive plan, or the 2013 Plan.

Tandem Diabetes Care	25	2021 Proxy Statement

Director Compensation
Director Compensation Table - 2020
The following table provides a summary of the compensation of our non-employee directors for the fiscal year ended December 31, 2020.

Name	Fees Earned or Paid in Cash ($)	Stock Awards($)(1)	Total
Dick P. Allen	$98,542	$155,787	$254,329
Kim D. Blickenstaff (2)	$91,000	$155,787	$246,787
Edward L. Cahill (former director) (3)	$54,375	$155,787	$210,162
Howard E. Greene, Jr. (former director) (3)	$33,846	$—	$33,846
Peyton R. Howell (5)	$8,750	$299,997	$308,747
Kathleen McGroddy-Goetz, Ph.D. (6)	$14,803	$299,965	$314,768
Rebecca B. Robertson	$53,542	$155,787	$209,329
Douglas A. Roeder	$66,750	$155,787	$222,537
Christopher J. Twomey	$67,750	$155,787	$223,537
Richard P. Valencia (former director) (7)	$35,462	$—	$35,462

1) Amounts listed reflect the grant date fair value of RSUs granted during 2020, computed in accordance with FASB ASC Topic 718. A discussion of our valuation assumptions can be found in Note 7 of the “Notes to Financial Statements” included in Item 8 of our Annual Report. Amounts listed for Mr. Allen, Mr. Blickenstaff, Mr. Cahill, Ms. Robertson, Mr. Roeder, and Mr. Twomey comprise director annual RSU awards based on an annualized value of $170,000, prorated to a grant date fair value of $155,787 based on the number of full months of service on our board of directors since the prior annual meeting of stockholders. Amounts listed for Ms. Howell and Dr. McGroddy-Goetz comprise new director onboarding awards with a grant date fair value of $300,000.
2) Mr. Blickenstaff served in the role of Executive Chair of our board of directors through March 6, 2020, after which time he assumed the role of Chair of our board of directors and ceased being an employee. Mr. Blickenstaff’s 2020 cash compensation for serving as the Chair of our board of directors was paid on a pro rata basis based on his time serving in that position during the year.
3) Mr. Cahill resigned from our board of directors effective December 31, 2020.
4) Mr. Greene resigned from our board of directors effective May 27, 2020 and did not receive a director equity award in 2020.
5) Ms. Howell joined our board of directors effective August 3, 2020 and received an onboarding RSU award with a grant date fair value of $300,000.
6) Dr. McGroddy-Goetz joined our board of directors effective June 8, 2020 and received an onboarding RSU award with a grant date fair value of $300,000.
7) Mr. Valencia resigned from our board of directors effective May 26, 2020 and did not receive a director equity award in 2020.

The following table summarizes the aggregate number of shares subject to outstanding equity awards held by our non-employee directors as of December 31, 2020:

Name	Aggregate Number of RSU Awards	Aggregate Number of Option Awards
Dick P. Allen	1,892	13,400
Kim D. Blickenstaff	1,892	212,873
Edward L. Cahill (1) (former director)	—	41,115
Peyton R. Howell (2)	2,846	—
Kathleen McGroddy-Goetz, Ph.D. (2)	3,659	—
Rebecca B. Robertson	1,892	40,555
Douglas A. Roeder	1,892	42,532
Christopher J. Twomey	1,892	45,020

1) Mr. Cahill resigned from our board of directors effective December 31, 2020.
2) Dr. McGroddy-Goetz joined our board of directors effective June 8, 2020 and Ms. Howell joined our board of directors effective August 3, 2020. Each received initial onboarding RSU awards with a grant date fair value of $300,000.

Tandem Diabetes Care	26	2021 Proxy Statement

Director Compensation
Director Compensation Program Changes for 2021
For 2021, our non-employee directors will earn a cash retainer for service on our board of directors and an additional amount for service on each committee of which the director is a member. The Chair of our board of directors will earn a higher annual retainer for such service (which will be in lieu of, and not in addition to, director annual retainers), and the chair of each committee will earn a higher annual retainer (which will be in lieu of, and not in addition to, member annual retainers). Mr. Blickenstaff’s annual cash compensation for serving as the Chair of our board of directors in 2021 is $168,000, an increase from $160,000 in 2020. Mr. Allen’s annual cash compensation for serving as our Lead Independent Director in 2021 is $40,000, which is consistent with 2020 and in addition to his participation in our director compensation program. The annual cash retainers will continue to be pro-rated based on the period of time during which service is provided during the year and generally will be paid on a quarterly basis.

Pursuant to our director compensation program and effective as of January 1, 2021, the annual fees to be paid to non-employee directors for service on our board of directors during 2021, and for service on each committee of our board of directors of which the director serves as a member during 2021, will be as follows:

	Member Annual Retainer	Chair Annual Retainer
Board of Directors	$53,000	$168,000
Audit Committee	$10,000	$23,000
Compensation Committee	$9,000	$19,000
Nominating and Corporate Governance Committee	$6,300	$16,300

For 2021, each non-employee director who commences service on our board of directors will continue to be eligible to receive an onboarding award consisting of either stock options with an aggregate Black-Scholes value of $300,000, or restricted stock awards with an aggregate grant date fair value of $300,000. The form of the award will be determined by our board of directors (or a designated committee thereof) at the time of each grant.

Our non-employee directors will be eligible to receive annual director restricted stock awards valued at $180,000 for 2021, an increase from $170,000 for 2020. Our board of directors approved this increase based on its review of, and in order to better align with, peer group director compensation programs. Annual director equity grants are expected to be made on the date of our Annual Meeting and will be valued as of the grant date.

Tandem Diabetes Care	27	2021 Proxy Statement

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

Our audit committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021. Although not required by applicable law or listing standards, or our amended and restated charter or Bylaws, as a matter of good corporate governance, we are asking our stockholders to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. Ernst & Young LLP has been auditing our financial statements since 2008.

We expect representatives of Ernst & Young LLP will be present at the Annual Meeting, and will be available to respond to appropriate questions from stockholders. Additionally, the representatives of Ernst & Young LLP will have an opportunity to make a statement if they so desire.

If our stockholders do not vote to ratify the appointment of Ernst & Young LLP, our audit committee will reconsider whether to retain the firm. Even if the selection is ratified, our audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our and our stockholders best interests.

Required Vote
The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the outstanding shares of our Common Stock present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting. This proposal is considered a routine matter under applicable stock exchange rules. As a result, a bank, broker or other nominee may generally vote without instructions on this matter, so we do not expect any broker non-votes in connection with this proposal. Abstentions on this proposal will have the same effect as a vote against this proposal. If no contrary indication is made, returned proxies will be voted “For” the proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL

Principal Accounting Fees and Services
The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of our annual financial statements for the fiscal years ended December 31, 2020 and December 31, 2019, and fees billed for other services rendered by Ernst & Young LLP during those periods.

Type of Fee	2020	2019
Audit Fees (1)	$936,036	$927,662
Audit-Related Fees (2)	216,379	105,000
Tax Fees (3)	63,536	131,210
All Other Fees (4)	500,000	—
Total	$1,715,951	$1,163,872

1) Audit Fees consist of fees billed for professional services performed by Ernst & Young LLP, including out-of-pocket expenses. The amounts presented relate to the audit of our annual financial statements, assessment of our internal control over financial reporting, review of our quarterly financial statements and our registration statements, and related services that are normally provided in connection with statutory and regulatory filings or engagements.
2) Audit-Related Fees consist of fees for professional services performed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit of our annual financial statements and are not reported as Audit Fees, including out-of-pocket expenses.
3) Tax Fees consist of fees for professional services performed by Ernst & Young LLP with respect to an Internal Revenue Code Section 382 study and general tax advice and planning.
4) All Other Fees consist of fees for permitted services other than those that meet the criteria above, and include certain advisory services performed by Ernst & Young, LLP related to the Company’s issuance of $287.5 million aggregate principal amount of 1.5% convertible senior notes in 2020.

Our audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Ernst & Young LLP, and has concluded that the provision of such services is compatible with maintaining the independence of our auditors.

Tandem Diabetes Care	28	2021 Proxy Statement

Proposal 2 | Ratification of Appointment of Independent Registered Public Accounting Firm

Audit Committee Pre-Approval Policies and Procedures
Our audit committee has established a policy that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the audit committee. These services may include audit services, audit-related services, tax services and other services. Our audit committee will consider whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to our audit committee regarding the extent of services provided by our independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. All services performed have been pre-approved since the pre-approval policy was adopted.

Tandem Diabetes Care	29	2021 Proxy Statement

Audit Committee Report

The audit committee oversees our financial reporting process on behalf of the Company’s board of directors, but management has the primary responsibility for the financial statements and the reporting process, including the Company’s internal control over financial reporting. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, including a discussion of any significant changes in the selection or application of accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effect of any new accounting initiatives.

The audit committee reviewed and discussed with Ernst & Young LLP, which is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards, including Auditing Standard No. 1301, “Communications with Audit Committees” of the Public Company Accounting Oversight Board. In addition, the audit committee has discussed with Ernst & Young LLP, its independence from management and the Company, has received from Ernst & Young LLP the written disclosures and the letter required by Public Company Accounting Oversight Board Rule 3526 “Communication with Audit Committees Concerning Independence,” and has considered the compatibility of non-audit services with the auditors’ independence.

We have met with Ernst & Young LLP to discuss the overall scope of its services, the results of its audit and reviews, its evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting. Ernst & Young LLP, as the Company’s independent registered public accounting firm, also periodically updates the audit committee about new accounting developments and their potential impact on the Company’s reporting. Our meetings with Ernst & Young LLP were held with and without management present. Members of the audit committee are not employed by the Company, nor does the audit committee provide any expert assurance or professional certification regarding the Company’s financial statements. We rely, without independent verification, on the accuracy and integrity of the information provided, and representations made, by management and the Company’s independent registered public accounting firm.

In reliance on the reviews and discussions referred to above, we recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report for the fiscal year ended December 31, 2020.

Subject to stockholder approval, we and the Company’s board of directors also recommended the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.
The foregoing report has been furnished by the audit committee.

Respectfully submitted,

AUDIT COMMITTEE

Christopher J. Twomey, Chair
Rebecca B. Robertson
Rajwant S. Sodhi

This Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

Tandem Diabetes Care	30	2021 Proxy Statement

Executive Officers

The key members of our executive management team, and their respective ages and positions with us as of March 23, 2021, are as follows:

Name	Age	Position
John F. Sheridan	65	President, Chief Executive Officer
David B. Berger	51	Executive Vice President, Chief Business Operations and Compliance Officer & Secretary
Elizabeth A. Gasser	45	Executive Vice President, Strategy and Corporate Development
Brian B. Hansen	53	Executive Vice President and Chief Commercial Officer
Susan M. Morrison	41	Executive Vice President and Chief Administrative Officer
Leigh A. Vosseller	48	Executive Vice President, Chief Financial Officer and Treasurer

Below is information with respect to the business experience of each of our significant employees who comprise our executive management team. A biography for Mr. Sheridan can be found under the section entitled “Proposal 1: Election of Directors” above under the caption “Continuing Members of our Board of Directors.”

David B. Berger has served as our Executive Vice President, Chief Business Operations and Compliance Officer & Secretary since November 2020 and is responsible for the Company’s legal, quality, regulatory, clinical and customer technical support functions. He previously served as Executive Vice President, Chief Legal and Compliance Officer since April 2019, and as General Counsel, having overseen the legal department since August 2013. From January 2008 until August 2013, Mr. Berger was employed at Senomyx, Inc., a taste science company, where he most recently served as Senior Vice President and General Counsel. He also served as Corporate Secretary of Senomyx from January 2008 until May 2014. From April 2003 until October 2007, Mr. Berger was responsible for all commercial aspects of legal affairs at Biosite Incorporated, or Biosite, a provider of medical diagnostic products, most recently serving as Vice President, Legal Affairs. Previously, Mr. Berger was an attorney at Cooley Godward LLP and Amylin Pharmaceuticals, Inc. Mr. Berger holds a B.A. in Economics from the University of California, Berkeley and a J.D. from Stanford Law School.

Elizabeth A. Gasser has served as our Executive Vice President, Strategy and Corporate Development since January 2020. Prior to joining our Company, Ms. Gasser served from June 2017 as an independent adviser providing strategic and corporate development solutions to boards and executive teams. From January 2016 to June 2017 she was Vice President of Corporate Strategy at QUALCOMM Technologies, Inc. (QTI), a subsidiary of QUALCOMM Incorporated (Nasdaq: QCOM), a global leader in the development and commercialization of technologies and products used in mobile devices and other wireless products. Prior to that, from November 2012 to January 2016 she was Vice President of Strategic Development at QTI, after serving in other strategic related roles of increasing responsibility beginning in 2006. Ms. Gasser holds a B.A. and an M.A. in Economics from the University of Cambridge.

Brian B. Hansen has served as our Executive Vice President and Chief Commercial Officer since February 2016. Prior to joining our Company, Mr. Hansen served from September 2014 as Chief Commercial Officer of Adaptive Biotechnologies Corp. From May 2013 to September 2014, Mr. Hansen served as Head of Commercial, Sales and Marketing, of Genoptix, a Novartis Company. From December 2005 to February 2013, he served in various roles of increasing responsibility at Gen-Probe, Inc., a medical diagnostics company, most recently serving as Senior Vice President, Global Sales and Services from January 2012 to February 2013. Mr. Hansen received a B.S. in Business Administration from the University of Missouri-Columbia, and an M.B.A. from the School of Business at San Diego State University.

Susan M. Morrison has served as our Chief Administrative Officer since September 2013 and as an Executive Vice President since December 2017, and is responsible for the Company’s investor relations, corporate communications, project management, human resources and facilities functions. From April 2013 until September 2013, she served as our Vice President, Human Resources, Corporate and Investor Relations. Ms. Morrison served as our Director, Corporate and Investor Relations, from January 2009 to March 2013, and was our Director, Corporate Services from November 2007 to December 2008. Prior to joining our Company, Ms. Morrison held various positions in Corporate and Investor Relations at Biosite from August 2003 through November 2007. Ms. Morrison holds a B.A. in Public Relations from Western Michigan University.

Tandem Diabetes Care	31	2021 Proxy Statement

Executive Officers
Leigh A. Vosseller has served as our Executive Vice President, Chief Financial Officer and Treasurer since June 2018, and served as Senior Vice President, Chief Financial Officer and Treasurer from January 2018 to May 2018. Ms. Vosseller is our principal financial and accounting officer. She joined us as Vice President of Finance in 2013 and was promoted to Senior Vice President of Finance in August 2017. Prior to that time, she served as Vice President and Chief Financial Officer at Genoptix, beginning in 2011, after initially joining Genoptix in 2008. Prior to that she held a senior finance position at Biosite where she played a key role in developing the financial and administrative infrastructure for international expansion. Ms. Vosseller is a certified public accountant (inactive) and holds a B.S. in Accounting from Missouri State University.

Tandem Diabetes Care	32	2021 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our Common Stock as of February 28, 2021, except as noted in the footnotes below, for:

•Each of our named executive officers (as defined in the section entitled “Compensation Discussion and Analysis” below);
•Each of our directors;
•All of our executive officers and directors as a group; and
•Each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our outstanding shares of Common Stock.
Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities. Shares of Common Stock that may be acquired by an individual or group within 60 days of February 28, 2021, pursuant to the exercise of options, warrants or other rights, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.
Information about each person, or group of affiliated persons, that is the beneficial owner of more than 5% of our outstanding shares of Common Stock is generally based on information filed with the SEC by such stockholders. Except as indicated in footnotes to this table, we believe the stockholders named in this table have sole voting and investment power with respect to all shares of Common Stock reported to be beneficially owned by them.

The address for each director and named executive officer listed is: c/o Tandem Diabetes Care, Inc., 11075 Roselle Street, San Diego, California 92121.

Tandem Diabetes Care	33	2021 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management
Percentage of beneficial ownership is based on 62,521,094 shares of Common Stock outstanding as of February 28, 2021.

Name	Number of Shares Beneficially Owned	Warrants Exercisable by April 29, 2021	Options Exercisable by April 29, 2021	Percentage Beneficially Owned
5% or Greater Stockholders:
FMR LLC (1)	6,399,130	—	—	10.2%
The Vanguard Group (2)	5,267,388	—	—	8.4%
Blackrock, Inc. (3)	3,479,490	—	—	5.6%
Jackson Square Partners, LLC (4)	3,186,987	—	—	5.1%
Capital World Investors (5)	3,164,366	—	—	5.1%

Directors and Named Executive Officers:
John F. Sheridan	3,756	—	215,456	*
Leigh A. Vosseller (6)	4,665	—	150,955	*
David B. Berger (7)	4,766	243	220,927	*
Brian B. Hansen	4,665	—	23,837	*
Susan M. Morrison	6,256	80	181,158	*
Dick P. Allen(8)	34,526	—	13,400	*
Kim D. Blickenstaff (9)	652,390	42,262	115,967	1.3%
Peyton R. Howell	—	—	—
Kathleen McGroddy-Goetz, Ph.D.	—	—	—	*
Rebecca B. Robertson	—	—	26,555	*
Douglas A. Roeder (10)	1,000,000	—	42,532	1.6%
Rajwant S. Sodhi	—	—	—	*
Christopher J. Twomey (11)	45,000	697	45,020	*
All directors and executive officers as a group (13 individuals)	1,756,024	43,282	1,035,807	4.8%

* Represents less than 1% of the outstanding shares of our Common Stock.

1) This information is based solely on Amendment No. 1 to Schedule 13G filed on February 8, 2021. Of the 6,399,130 shares beneficially owned, FMR LLC has sole voting power with respect to 907,431 shares and sole dispositive power with respect to 6,399,130 shares. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
2) This information is based solely on Amendment No. 3 to Schedule 13G filed on February 10, 2021. Of the 5,267,388 shares beneficially owned, The Vanguard Group has shared voting power with respect to 45,162 shares, sole dispositive power with respect to 5,173,409 shares and shared dispositive power with respect to 93,979. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
3) This information is based solely on Amendment No. 2 to Schedule 13G filed on February 5, 2021. Blackrock, Inc. has sole voting power and sole dispositive power with respect to all 3,479,490 shares. The address for Blackrock, Inc. is 55 East 52nd Street, New York, NY 10055.
4) This information is based solely on a Schedule 13G filed on February 9, 2021. Of the 3,186,987 shares beneficially owned, Jackson Square Partners, LLC has sole voting power with respect to 2,586,758 shares, shared voting power with respect to 214,196 shares and sole dispositive power with respect to 3,186,987 shares. The address for Jackson Square Partners, LLC is One Letterman Drive. Building A, Suite A3-200, San Francisco, CA 94129.
5) This information is based solely on a Schedule 13G filed on February 16, 2021. Capital World Investors, or CWI, is a division of Capital Research and Management Company, CRMC, as well as its investment management subsidiaries and affiliates Capital Bank and Trust Company, Capital International, Inc., Capital International Limited, Capital International Sarl and Capital International K.K., or together with CRMC, the investment management entities. CWI's divisions of each of the investment management entities collectively provide investment management services under the name "Capital World Investors." CWI is deemed to be the beneficial owner of 3,164,366 shares. CWI has sole voting power with respect to 3,145,913 shares, and sole dispositive power with respect to 3,164,366 shares. The address for CWI is 333 South Hope Street, 55th Fl, Los Angeles, CA 90071.
6) Includes 145 shares held by the Leigh A. Vosseller Trust, dated January 17, 2010.
7) Includes 200 shares and 243 warrants to purchase up to 243 shares held by the Berger Family Trust dated April 16, 2008.
8) Consists of (i) 25,000 shares held by the Allen Family Trust dated October 12, 1981, (ii) 7,526 shares held by Allen Cornerstone Ventures, L.P., (iii) 1,000 shares held by the Gammon Children’s 2000 Trust FBO Hannah Lee Gammon, and (iv) 1,000 shares held by the Gammon Children’s 2000 Trust FBO Jake Allen Gammon. Mr. Allen is trustee of the Allen Family Trust dated October 12, 1981. Mr. Allen is Managing Partner of Allen Cornerstone Ventures, L.P. and Mr. Allen disclaims beneficial ownership of the shares held by Allen Cornerstone Ventures, L.P., except to the extent of his proportionate pecuniary interest therein. Mr. Allen is co-trustee of the Gammon Children’s 2000 Trust FBO Hannah Lee Gammon and has shared voting and investment power over the shares held by the Gammon Children’s 2000 Trust FBO Hannah Lee Gammon, and disclaims beneficial ownership of such shares. Mr. Allen is co-trustee of the Gammon Children’s 2000 Trust FBO Jake Allen Gammon and has shared voting and investment power over the shares held by the Gammon Children’s 2000 Trust FBO Jake Allen Gammon, and disclaims beneficial ownership of such shares.
9) Includes 746,990 shares and warrants to purchase up to 42,262 shares held by the Kim Blickenstaff Revocable Trust dated April 15, 2010.
10) Consists of (i) 990,330 shares held by Delphi Ventures VIII, L.P., and (ii) 9,670 shares held by Delphi BioInvestments VIII, L.P. (together, the “Delphi Funds”), and (ii) options granted to Mr. Roeder personally pursuant to our director compensation program. Mr. Roeder is one of our directors. Mr. Roeder, James J. Bochnowski, David L. Douglass and Deepika R. Pakianathan, Ph.D. are the managing members of Delphi Management Partners VIII, LLC, which is the general partner of each of the Delphi Funds. Mr. Roeder has shared voting and investment power over the shares held by the Delphi Funds. Mr. Roeder disclaims beneficial ownership of the shares held by the Delphi Funds, except to the extent of his proportionate pecuniary interest therein. The address for all entities and individuals affiliated with Delphi Ventures is 63 Bovet Road, Suite 351, San Mateo, CA 94402.
11) Consists of (i) 27,500 shares and warrants to purchase up to 427 shares held by the Christopher J. Twomey and Rebecca J. Twomey Family Trust UTD September 20, 2002 and (ii) 17,500 shares and warrants to purchase up to 270 shares held by Twomey Family Investments, LLC. Mr. Twomey is co-trustee of the Christopher J. Twomey and Rebecca J. Twomey Family Trust UTD September 20, 2002 and has shared voting and investment power over the shares held by the Christopher J. Twomey and Rebecca J. Twomey Family Trust UTD September 20, 2002. Mr. Twomey is Co-Manager of Twomey Family Investments, LLC and Mr. Twomey disclaims beneficial ownership of the shares held by Twomey Family Investments, LLC, except to the extent of his proportionate pecuniary interest therein.

Tandem Diabetes Care	34	2021 Proxy Statement

Compensation Discussion and Analysis

This Compensation Discussion and Analysis addresses the compensation philosophy, objectives, policies and arrangements that apply to our named executive officers, or NEOs, and other senior management personnel. The purpose of this section is to provide stockholders with a thorough understanding of our 2020 executive compensation programs, as well as certain compensation changes made or planned for 2021. This narrative discussion is intended to be read together with the Summary Compensation Table, and the related tables, footnotes and disclosures set forth below. References throughout this Compensation Discussion and Analysis section and in the accompanying compensation tables to the “Committee” refer to our Compensation Committee.

Quick Navigation	35	Executive Summary
	38	Key Compensation Governance Attributes

	38	STOCKHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION
	40	COMPENSATION PHILOSOPHY AND OBJECTIVES

43	COMPENSATION ELEMENTS
44	Base Salaries
44	Short-Term Cash Incentive Program
47	Long-Term Incentive (LTI) Equity Compensation Program
49	Broad-Based Benefit Programs

50	COMPENSATION GOVERNANCE

Executive Summary

Named Executive Officers In accordance with SEC rules, our NEOs as of December 31, 2020 were:	John F. Sheridan President and Chief Executive Officer, and member of our board of directors	Leigh A. Vosseller Executive Vice President, Chief Financial Officer and Treasurer

	David B. Berger Executive Vice President, Chief Business Operations and Compliance Officer & Secretary	Brian B. Hansen Executive Vice President and Chief Commercial Officer	Susan M. Morrison Executive Vice President and Chief Administrative Officer

Tandem Diabetes Care	35	2021 Proxy Statement

Compensation Discussion and Analysis
2020 Business Highlights
Since launching our t:slim insulin pump in 2012, we have transformed our Company from a domestic venture-backed insulin pump start-up to a self-sustaining, global diabetes technology company. As a result, we have meaningfully contributed to the expansion of the domestic insulin pump market, which has grown by more than 55% to 700,000 people, of which Tandem customers represent nearly 25%. Internationally, we have nearly 45,000 customers using a t:slim X2 pump in nearly 20 different countries; this is following only two full years of commercial sales.

2020 was a record-setting year for us, contributing to these important achievements. We saw increased customer adoption of our t:slim X2 insulin pump throughout the year. This demand was the result of a number of favorable trends, including adoption of pump therapy by people previously using multiple daily injections, a higher number of people converting from competitive insulin platforms, growing pump renewal traction within our own customer population, and significantly increased sales in international markets. As a result, we delivered exceptional results in 2020, which drove a significant increase in stockholder value.

Our achievements in 2020 demonstrated the strength of our organization as we operated under the constraints imposed by the COVID-19 global pandemic. As an essential business, our talented leadership team worked to quickly and decisively identify creative solutions to keep our employees, customers and business partners safe, ensuring their well-being while also ensuring that we continued to serve the diabetes community that relies on us without business interruption. We converted to a primarily remote infrastructure in just three days, and the majority of our domestic field and clinical activities, including training, were conducted remotely by leveraging communication technology and our novel data management applications. Even faced with these unprecedented challenges, we achieved meaningful growth and progress toward many strategic, commercial and operational initiatives.
The information below highlights some of the important progress made in our business during 2020:

Commercial Execution and Financial Growth	Operating Effectiveness and Financial Management	Product Pipeline Advancements

> Achieved approximately $500 million in worldwide sales, demonstrating year-over-year growth of 38%	> Achieved 12% Adjusted EBITDA*	> Launched the t:slim X2 with Control-IQ technology domestically and commenced its rollout outside the United States

> Surpassed the milestone of having 200,000 customers in our worldwide installed base	> Strengthened our balance sheet with $314 million from financing activities, including a $250 million convertible debt transaction	> Launched our domestic t:connect web application (mobile app) with more than 80,000 customer downloads

> Named as a network provider by United Healthcare	> Reinvested in capital purchases for manufacturing and facilities expansion, and executed against mobile strategy with the acquisition of Sugarmate	> Executed new agreements with Abbott and Dexcom to enable integration with future sensor technology

*Adjusted EBITDA is a non-GAAP financial measure. EBITDA is a non-GAAP financial measure defined as net income (loss) excluding income taxes, interest and other non-operating items and depreciation and amortization. Adjusted EBITDA further excludes the change in fair value of certain common stock warrants and non-cash stock-based compensation expense.

Tandem Diabetes Care	36	2021 Proxy Statement

Compensation Discussion and Analysis
Impact on Stockholder Value Creation

We made tremendous progress during 2020, including improvements in our financial results and the achievement of critical strategic and operational objectives, which resulted in significant increases in the value of our market capitalization, as well as the per share price of our Common Stock.

The following charts illustrate some of our key metrics and financial results, as well as the significant increase in stockholder value achieved during the past four years:

Annual Sales ($ in Millions)	Customer Installed Base (Estimate Based on Rolling Four-Year Shipments)	Stock Price (Dollars per Share as of Dec. 31)

Domestic	International

2020 Compensation Overview
We entered 2020 expecting our business to achieve:
•Substantial increases in product shipments and revenue, both domestically and internationally;
•Improvement in our operating income and gross margin;
•Positive cash flow from operations; and
•Various goals relating to our customer satisfaction and the submission of new products under development to the U.S. Food and Drug Administration.
When designing our 2020 executive compensation program, the Committee considered a number of factors, including the business objectives set forth below, the 2020 budget approved by our board of directors, and the intense competition for executive talent within the medical device and technology industries, both generally and more specifically in the geographic regions in which we operate. In addition, the Committee considered the continued importance of retaining and motivating our key employees during a global pandemic and during a critical time of expansion of our business.

In making compensation decisions for 2020, the Committee focused on several key factors of our executive compensation program, as follows:
•We updated approximately 25% of our compensation peer group with larger companies, reflecting increased target market capitalization and target revenue in light of the increase in the value of our stock price during the prior year and our projected financial performance;
•We continued to allocate a meaningful proportion of the total compensation opportunity of our NEOs to our annual incentive cash bonus plan, under which executives are only eligible to receive cash bonuses upon the achievement of certain predetermined financial and operational performance goals; and

Tandem Diabetes Care	37	2021 Proxy Statement

Compensation Discussion and Analysis
•We continued to allocate a meaningful proportion of the total compensation opportunity of our NEOs to longer-term incentive equity awards, while shifting the grant composition from use of 100% stock options to a mix of restricted stock units and stock option awards, both of which increase in value as the value of our Company increases, aligning with the interests of our stockholders.
In addition, since our 2020 annual meeting of stockholders, the Committee has focused on additional factors, as follows:
•We conducted significant stockholder outreach with changes informed by the feedback received;
•We have continued to evolve our NEOs’ equity compensation and intend to include performance-based stock units, or PSUs, in addition to RSUs and options in 2021; and
•We have expanded our compensation governance practices by adopting key guidelines and policies.

Each of these are explained in more detail on the following pages.

Key Compensation Governance Attributes
We have incorporated a number of compensation governance best practices over time, which are discussed in the table below:

What We Do		What We Don’t Do
☑	Pay-for-performance philosophy	✗	No employment agreements
☑	Independent compensation advisor	✗	No excise tax gross up provisions
☑	Compensation committee comprised solely of independent directors	✗	No guaranteed bonuses or equity awards
☑	Comprehensive peer group analysis that is updated annually	✗	No employee stock plan evergreen provisions
☑	“Double trigger” change-in-control benefits	✗	No hedging or pledging of our securities
☑	Multiple financial and strategic measures used to determine cash incentive payouts to encourage strong performance across the business	✗	No repricing or discounted options
☑	Stock ownership guidelines applicable to executive officers and directors
☑	Clawback policy
☑	Significant amount of incentive compensation as a proportion of total compensation

STOCKHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION
In designing our 2020 executive compensation program, the Committee solicited and considered feedback from our stockholders on our 2019 executive compensation programs. At our 2020 annual meeting of stockholders, only 37.5% of our stockholders approved, on a non-binding, advisory basis, the compensation of our NEOs (i.e., our “say-on-pay” proposal). In the fourth quarter of 2020 we initiated a formal outreach effort to more than 25 of our largest stockholders, representing approximately 65% of the outstanding shares of our Common Stock, to solicit their concerns and seek to understand their feedback on our executive compensation, environmental, social and governance practices. In addition, in the third quarter of 2020, we engaged Willis Towers Watson as our new independent compensation consultant. We also engaged a reputable third-party governance advisor to benchmark the Company’s practices relative to our peer group and relevant market indices.

The primary concerns expressed by stockholders regarding our 2019 executive compensation programs aligned in three categories, which are described below along with the actions we took in response to such feedback:

Tandem Diabetes Care	38	2021 Proxy Statement

Compensation Discussion and Analysis

Stockholder Concerns on 2019 Executive Compensation	2020 Action Taken to Address Feedback & Evolve Practices

> The three-year average burn rate under our Amended and Restated 2013 Stock Incentive Plan, which was calculated in 2019 at more than 10%	> We have reduced the annual burn rate under our 2013 Plan from 6.8% in 2018, to 5.2% in 2019, to 2.1% in 2020. In June 2019, we set a goal to our stockholders of achieving an average annual burn rate of no more than 3.7% over the next three years. Based on current and planned equity grants in 2021, we anticipate achieving our burn rate goal. This progress demonstrates our commitment to stockholders that we exercise discipline in our compensation practices so as to appropriately limit the dilutive impact of our equity incentive programs, while continuing to recruit, motivate and incentivize employees and non-employee directors during a critical stage of our growth. As an example of our ability to successfully execute on this commitment, at the end of 2018 we employed 653 people, which scaled to 1,053 employees at the end of 2019 and to approximately 1,500 employees at the end of 2020.

> Equivalent compensation of our Executive Chair and our President and Chief Executive Officer	> In March 2020, Mr. Blickenstaff transitioned from the role of Executive Chair to Chair of our board of directors. Under this arrangement, Mr. Blickenstaff ceased to be an employee of the Company, he was no longer eligible to receive incentive compensation under any bonus plan, and his annual cash compensation was substantially reduced to be approximately 15% of the target annual cash compensation for our President and Chief Executive Officer. In addition, in 2020 Mr. Blickenstaff did not receive any discretionary equity incentive compensation and instead received the same equity incentive compensation as our other non-employee directors.

> The total value of the stock option awards granted to our Chief Executive Officer in 2019	> In May 2020, we shifted our NEO equity award program from a share-denominated model to a value-denominated model with a four-year vesting schedule based on data from our independent compensation consultants. Adoption of this model removes the inherent risk of value fluctuations between the time an award amount is determined and the actual grant date due to share price volatility. The value of the CEO equity grant is determined based on benchmark data provided by our third-party independent compensation consultant.
Our stockholder engagement efforts confirmed support for the key executive compensation and governance changes we implemented, which were among the leading concerns expressed at the time of the 2020 annual meeting of stockholders. Stockholders also expressed their support for the ongoing maturation of our compensation practices, with a strong preference for the inclusion of a performance element in our long-term incentive equity compensation plan.

Since our 2020 annual meeting of stockholders, we also implemented the following policies and practices:
•In addition to shifting our NEO equity award program from a share-denominated model to a value-denominated model, 2020 NEO grants evolved from 100% use of stock options to a blend of stock options and restricted stock units. Following additional stockholder feedback, this further evolved in 2021 as our longer-term incentive award program now includes a performance element that aligns with our Company’s 2024 objectives;
•Implemented a clawback policy for executive management and other employees;
•Implemented stock ownership guidelines for directors and senior management;
•Adopted a majority voting standard for uncontested director elections; and
•Simplified our short-term cash incentive program and implemented a 200% outperformance cap.

The Committee plans to continue executing its strategy to evolve the Company’s compensation practices, while attracting, motivating and retaining top executive talent who are dedicated to the future growth and success of our business. In addition, the Committee will continue to consider stockholder feedback and the results of our say-on-pay votes when making future compensation decisions for our NEOs.

Our board of directors has adopted a policy providing for annual “say-on-pay” votes, which was approved by our stockholders in 2019. Our board of directors believes that allowing our stockholders to vote on our executive compensation practices on an annual basis aligns with market best practices and provides our stockholders with an important opportunity to provide meaningful feedback to us.

A vote on the frequency of future “say-on-pay” votes (commonly known as a “say-on-frequency” vote) is required every six years. Accordingly, we currently expect to hold the next “say-on-frequency” vote at our 2025 annual meeting of stockholders.

Tandem Diabetes Care	39	2021 Proxy Statement

Compensation Discussion and Analysis
COMPENSATION PHILOSOPHY AND OBJECTIVES
The primary objective of our executive compensation program is to attract and retain talented executives with the skills needed to manage and staff a demanding and high-growth business in a rapidly evolving, competitive and highly regulated industry, while motivating them to create long-term value for our stockholders. We recognize that there is significant competition for talented executives, especially in the medical device and technology industries both generally and more specifically in the geographic regions in which we operate. When establishing our executive compensation program, the Committee is guided by the following four principles:
•Attract, retain and motivate executives with the background and experience required for our future growth and success;
•Provide a total compensation package that is competitive with other companies in the medical device and technology industry that are similar to us in size and stage of growth;
•Align the interests of our executives with those of our stockholders by tying a meaningful portion of total compensation to increases in our value through the grant of equity-based awards; and
•Tie a meaningful portion of potential total short- and long-term compensation to the achievement of predetermined performance objectives that are important to our growth and success, which can increase or decrease to reflect achievement with respect to the objectives.
Roles and Responsibilities
A well-designed, implemented, and communicated executive compensation program is important to the growth and success of our business. As such, the Committee, together with input from its independent compensation consultant and management, where appropriate, works throughout the year to monitor the effectiveness of the program design. To ensure the process is robust and effective, each group typically has a specific role in the process.

Compensation Committee

The Committee is primarily responsible for developing, reviewing and approving our executive compensation programs, including the compensation arrangements that apply to our NEOs, and regularly reporting to our board of directors regarding the adoption of such programs. In particular, the Committee is responsible for overseeing our cash and equity incentive plans, including approving individual grants or awards thereunder (subject to the delegation of limited discretion to certain executive officers to approve individual grants or awards to employees below the executive level). The Committee is also responsible for approving performance goals and objectives that are relevant to the compensation of our executive officers and other key employees.

The Committee evaluates the total compensation of our NEOs and other executives relative to available compensation information from companies in our industry that are similar to us in size and stage of growth. The Committee’s historical practice has been to benchmark our total executive compensation to just above market at the 60th percentile compared to relevant survey data, in order to compete in the market for talented executives. However, this is only the starting point for the Committee’s determination of compensation, and it retains the discretion to adjust executive compensation based on a number of factors, including changes to our peer group, changing pay practices in our industry or geographic area, executive retention concerns, individual executive performance, and overall Company performance.

The Committee has not established any formal policies or guidelines for allocating between long-term and currently-paid compensation, or between cash and equity compensation. In determining the amount and mix of compensation elements and whether each element provides the correct incentives in light of our compensation objectives, the Committee relies on its judgment and experience rather than adopting a formulaic approach to compensation decisions.

Management

Historically, our President and Chief Executive Officer, our Executive Vice President and Chief Administrative Officer, and our Senior Vice President, Human Resources and Organizational Development, have provided input and recommendations to the Committee on the compensation of executive officers and other senior management personnel. In addition, our Executive Vice President, Chief Financial Officer, and our Executive Vice President, Chief Business Operations and Compliance Officer, have provided information or recommendations to the Committee regarding incentive program design. The Committee reviews this input and information and considers these recommendations. However, all decisions affecting NEO compensation are made by the Committee, in its sole discretion.

Tandem Diabetes Care	40	2021 Proxy Statement

Compensation Discussion and Analysis

Independent Compensation Consultant

The Committee has sole authority to engage and retain independent compensation consultants and to directly oversee their work and compensation.

From 2013 until July 2020, the Committee engaged an independent compensation consultant from Marsh & McLennan Agency, or Marsh and McLennan (including its predecessor), to provide advisory services. These services included advising the Committee on the selection of an appropriate peer group of other publicly traded healthcare companies, collecting and analyzing compensation data from those companies, and performing an independent review of our compensation practices for our executive officers, as well as our non-employee directors, as compared to the peer group.

In addition to serving as our independent compensation consultant until July 2020, Marsh & McLennan has provided insurance brokerage services to us since 2014 and continues to do so. We have paid Marsh & McLennan commissions in connection with the insurance brokerage services that they provided to us during the relevant periods. The Committee has considered whether the work of Marsh & McLennan as a compensation consultant has raised any potential conflicts of interest, taking into account the following factors: (i) the amount of fees paid by us to Marsh & McLennan as a percentage of that firm’s total revenue, (ii) the provision of other services to us by Marsh & McLennan, (iii) Marsh & McLennan’s policies and procedures that are designed to prevent conflicts of interest, (iv) any business or personal relationship of the individual compensation advisors with any member of the Committee, (v) any business relationship of Marsh & McLennan or business or personal relationship of the individual compensation advisors, with any of our executive officers and (vi) any ownership of our stock by Marsh & McLennan or the individual compensation advisors. Based on the above factors, the Committee has concluded that the work of Marsh & McLennan, including the work performed by the individual compensation advisors employed by Marsh & McLennan, has not created any conflict of interest.

In August 2020, the Committee engaged Willis Towers Watson as its independent compensation consultant, replacing Marsh & McLennan. The Committee selected Willis Towers Watson based on its experience providing expert, strategic and research-driven executive compensation advice to help companies balance talent and governance risks while driving business performance. In addition, the Committee assessed whether work performed or advice rendered by Willis Towers Watson would raise any conflicts of interest based on the factors above and determined that there are no conflicts of interest with respect to this advisor.

Key Considerations
In addition to stockholder feedback and compensation consultant analysis and input, the Committee also takes into account various factors, including:

•Overall compensation strategy, philosophy and objectives;
•Criticality of individual roles and positions;
•Historical and current compensation levels;
•Employee tenure;
•Relative compensation levels across the executive team;
•Existing levels of equity ownership;
•Prior equity grants, including associated vesting schedules, inherent economic value and perceived retentive value; and
•Individual factors specific to each NEO, including, but not limited to, experience, performance, leadership and expertise.
In addition, the Committee reviews market factors including peer group and market survey data, as discussed below.

Tandem Diabetes Care	41	2021 Proxy Statement

Compensation Discussion and Analysis
Market Factors
Peer Group

Marsh & McLennan was engaged by the Committee to develop a set of peer group companies for use as a point of comparison in benchmarking 2020 compensation for executive officers and non-employee directors. Data compiled from this peer group was used as a baseline reference by the Committee to assist it in establishing and assessing target total compensation levels, as well as target compensation levels for individual components of compensation, for our executive officers.

The peer group used to make compensation decisions for 2020, which we refer to as our 2020 peer group, was selected primarily based on the peer companies’ similarities to us as of the time the survey was performed, based on factors such as revenue, market capitalization, industry, number of employees and location. In selecting our 2020 peer group, our target market capitalization of peer companies was increased to reflect the significant increase in our stock price during 2019, and our target revenue of peer companies was increased to reflect our financial performance in 2019 and our projected financial performance for 2020. Although two of our 2020 peer group companies, Dexcom and Insulet, exceeded our target criteria range, and one of our 2020 peer group companies, Senseonics Holdings, fell below the target criteria range, the Committee determined that each of them should be included in our 2020 peer group because of their strong similarities to our business operations.

A comparison of the relative size criteria used to determine the 2020 peer group compared to the 2019 peer group is as follows. However, not every company in our peer group satisfied each criterion in each year and the Committee applied its judgment and experience in making final determinations for the respective peer groups:

Selection Criteria	2020 Criteria Range	2019 Criteria Range
Employees	< 2,000	< 1,500
Revenue	< $550 million	< $300 million
Market Capitalization	$500 million - $10 billion	< $4 billion

By comparison, as of December 31, 2019 our market capitalization was approximately $3.5 billion and we directly employed 1,043 people in the United States and Canada. For the fiscal year ended December 31, 2019, our worldwide sales were approximately $362 million, or an increase of 97% compared to 2018. Our 2020 peer group was comprised of the 19 companies listed below, of which 14 were part of our 2019 peer group.

Abiomed	Dexcom	Intersect ENT	Senseonics Holdings
AtriCure	Glaukos	iRhythm Technologies	STAAR Surgical
BioTelemetry	Globus Medical	Nevro	Surmodics
Cardiovascular Systems	Inogen	Penumbra	Tactile Systems Technology
Cryolife	Insulet	Quidel

More recently, Willis Towers Watson was engaged by the Committee to develop an updated peer group that the Committee considered and approved for purposes of compensation decisions to be made in 2021, which we refer to as our 2021 peer group. Willis Towers Watson’s primary scoping factor for our 2021 peer group determination was revenue, with the 2021 peer group companies generally falling within a range of approximately 0.5x to 2.0x our projected 2021 revenue. As a secondary scoping factor, Willis Towers Watson considered market capitalization, with the 2021 peer group companies generally falling within a range of approximately 0.25x to 4x our market capitalization at the time the analysis was conducted. However, not every company in our 2021 peer group satisfied each criterion and the Committee applied its judgment and experience in making final determinations for the respective peer group.

Tandem Diabetes Care	42	2021 Proxy Statement

Compensation Discussion and Analysis

Selection Criteria	2021 Criteria Range
Revenue	0.5x to 2.0x projected 2021 revenue
Market Capitalization	0.25 to 4x our market capitalization at the time the analysis was conducted
As of December 31, 2020 our market capitalization was approximately $6.3 billion. Our worldwide sales for the fiscal year ended December 31, 2020 were approximately $499 million, or an increase of 38% compared to 2019. Our 2021 peer group is comprised of the 18 companies listed below, of which 14 were part of our 2020 peer group.

Abiomed	Cryolife	ICU Medical	Nevro
AtriCure	Dexcom	Inogen	Quidel
BioTelemetry	Glaukos	Insulet	STAAR Surgical
Cardiovascular Systems	Globus Medical	iRhythm Technologies
CONMED	Haemonetics	Masimo

We consider these companies to be our peers solely for executive and director compensation comparison purposes for the respective years.

Compensation Survey Data

To supplement data regarding the peer group companies where sufficient information is not available or where the Committee requests further information, the Committee has used data from Aon Hewitt’s Radford suite of surveys. These surveys include compensation data from medical technology and life sciences companies. Marsh & McLennan and Willis Towers Watson, where applicable, have used data specific to our business in terms of industry, size and geographic location when providing this additional information to the Committee. In addition, for prospective new hire candidates, the Committee reviews information from the same compensation surveys as a factor in the development of candidate compensation offers.

COMPENSATION ELEMENTS
The Committee, with assistance from our compensation consultants and management, has developed an executive compensation program consisting of several key components. Each element of compensation has a specific purpose and they work together to advance our overall pay-for-performance compensation philosophy and support our compensation objectives. We believe the compensation elements are generally consistent with those paid to or awarded by our peer group companies.

Based on the information provided by our compensation consultants, the executive compensation program for our NEOs generally consists of a:
•Base salary;
•Short-term cash incentive program;
•Long-term equity incentive program; and
•Other benefits.

Tandem Diabetes Care	43	2021 Proxy Statement

Compensation Discussion and Analysis
Base Salaries
The purpose of this element is to provide a fixed compensation amount to each NEO in return for performance of core job responsibilities. We pay base salaries to attract and retain key executives with the necessary experience to contribute to our future growth and success. The Committee establishes base salaries after reviewing peer group compensation data and considering a number of the other factors discussed above, including each executive officer’s title and responsibility level, tenure with us, individual performance and business experience. Salaries are reviewed and potentially adjusted annually, or more frequently if the Committee deems necessary or appropriate.

Our President and Chief Executive Officer, John Sheridan, was promoted to his role in February 2019 from the position of Executive Vice President and Chief Operating Officer. In the first quarter of 2020, his salary was adjusted to reflect his growth and increasing experience in the new position over the prior year, and was also based on the updated benchmark data for our revised peer group. The base salary for our other NEOs was generally shown to be in alignment with the new benchmark data at the 60th percentile. Accordingly, a merit increase of approximately 3% was provided to each of our other NEOs.

Name	2020 Base Salary(1)	2019 Base Salary	Percent Change
John F. Sheridan	$600,000	$500,000	20%
Leigh A. Vosseller	$412,000	$400,000	3%
David B. Berger	$412,000	$400,000	3%
Brian B. Hansen	$412,000	$400,000	3%
Susan M. Morrison	$412,000	$400,000	3%

1) The 2020 base salaries for each of our NEOs were effective as of February 24, 2020.

In the first quarter of 2021, the Committee completed its annual analysis and review of NEO compensation for the forthcoming year, based on data provided by Willis Towers Watson. Following this review, the base salary for Mr. Sheridan was shown to be below the Company’s revised peer group benchmark data at the 60th percentile. The base salary for our other NEOs was generally shown to be in alignment with the new benchmark data at the 60th percentile. Accordingly, in February 2021, the Committee approved a salary adjustment of 15% for Mr. Sheridan, bringing his 2021 annual base salary to $690,000, as well as a merit increase of approximately 3% for each of our other NEOs, bringing their 2021 annual base salaries to $424,360, effective February 22, 2021.

Short-Term Cash Incentive Program
The purpose of this element is to reward executives for achieving pre-established financial and strategic goals that the Committee believes are critical to our short-term success and the creation of long-term stockholder value. Target short-term incentive opportunities are expressed as a percent of base salaries and reviewed as part of the Committee’s annual compensation analysis, which includes an assessment of each NEO’s title and level of responsibility, and perceived ability to impact overall Company results.

2020 Short-Term Cash Incentive Program Targets
In 2020, no changes were made to the NEOs’ short-term incentive bonus percentage targets compared to 2019.

The 2020 base salary, target bonus percentage and target cash bonus amount for each NEO is set forth in the table below:

Name	2020 Base Salary	Target Bonus Percentage	Target Cash Bonus
John F. Sheridan	$600,000	100%	$600,000
Leigh A. Vosseller	$412,000	60%	$247,200
David B. Berger	$412,000	60%	$247,200
Brian B. Hansen	$412,000	60%	$247,200
Susan M. Morrison	$412,000	60%	$247,200

Tandem Diabetes Care	44	2021 Proxy Statement

Compensation Discussion and Analysis
2020 Short-Term Cash Incentive Program Summary and Results
The 2020 short-term cash incentive program is referred to as our 2020 Cash Bonus Plan. The 2020 Cash Bonus Plan was designed to reward plan participants for their individual contributions to our achievement of pre-established financial performance objectives, a significant product development milestone, and customer-related objectives for 2020. The metrics were selected by the Committee as representative measures of overall corporate performance for the fiscal year in February 2020, prior to the escalation of the COVID-19 global pandemic. These financial metrics were consistent with the 2020 budget approved by our board of directors at that time.
2020 Cash Bonus Plan Components and Weighting
The goals associated with each component of the 2020 Cash Bonus Plan were set at the beginning of the year, prior to COVID-19’s escalation to a global pandemic. In July 2020, the Committee discussed whether or not it was appropriate to revise the 2020 Cash Bonus Plan goals to reflect the pandemic. Ultimately, it was determined that no changes would be made, acknowledging that goal-setting would continue to be challenging for most of the year given the uncertain operating environment.

The following table shows each of the components of the 2020 Cash Bonus Plan, their respective weightings, our level of achievement for each component as determined by the Committee, and the calculation of the payout for each component:

Component	Weighting	Metrics	Level of Achievement Compared to Target	Weighted % of Total Payout
Financial Performance Objective	80%	Actual revenue compared to pre-established target, representing 49% growth (following confirmation that Adjusted EBITDA threshold has been achieved)*	93%	56% (calculated on a straight-line basis from 0% to 100%, between the 75% minimum and the 100% target, respectively )
Product Development Objective	10%	Product development and launch readiness milestones relating to t:sport pump	20%	2%
Customer-Related Objective #1	5%	Actual customer satisfaction key performance indicator scores compared to target	105%	8% (5% earned plus 3% for outperformance)
Customer-Related Objective #2	5%	Actual domestic renewal pump sales compared to pre-established targets	97%	4%
Payout Percentage Under 2020 Cash Bonus Plan				70%
*Adjusted EBITDA is a non-GAAP financial measure. EBITDA is a non-GAAP financial measure defined as net income (loss) excluding income taxes, interest and other non-operating items and depreciation and amortization. Adjusted EBITDA further excludes the change in fair value of certain common stock warrants and non-cash stock-based compensation expense.

Tandem Diabetes Care	45	2021 Proxy Statement

Compensation Discussion and Analysis
On assessment of the aggregate performance and achievements under the formulaic 2020 Cash Bonus Plan described above, the Committee added a discretionary 10% incremental goal achievement in recognition of the NEOs’ performance while operating under challenging conditions due to the COVID-19 pandemic during much of the year. This discretionary bonus was intended to reward the NEOs for the Company’s extraordinary accomplishments during the COVID-19 pandemic, including with respect to the following factors: exceptional supply chain and manufacturing efforts resulting in no interruption of products to customers; improvement in customer satisfaction scores relating to training under remote conditions; improvement in customer service scores under remote conditions; and extenuating efforts to keep employees and customers safe, including a shift to remote sales and a remote clinical model.

The following table shows the payout percentage earned under the 2020 Cash Bonus Plan as described above, plus the incremental discretionary bonus award for achievements relating to the COVID-19 pandemic, which result in the total 2020 cash bonus payment:

Component	Weighted % of Total Payout Compared to Target
Payout Percentage Under 2020 Cash Bonus Plan	70%
Payout Percentage for Discretionary Incremental COVID-19 Achievement	10%
Total 2020 Cash Bonus Payout as a Percent of Target	80%

Based on these achievements, the Committee approved cash bonuses to our NEOs in February 2021 in the amounts set forth opposite their names in the table below:

Name	Total 2020 Cash Bonus (1)
John F. Sheridan	$483,077
Leigh A. Vosseller	$204,258
David B. Berger	$204,258
Brian B. Hansen	$204,258
Susan M. Morrison	$204,258
1) Bonus calculations are based on 2020 salaries paid and include the discretionary incremental COVID-19 achievement.

The performance-based cash bonuses paid to our NEOs pursuant to the 2020 Cash Bonus Plan were directly aligned with our strong financial performance, the achievement of critical strategic and operational objectives, the significant growth in stockholder value, and in recognition of strong performance while operating under challenging conditions due to the COVID-19 pandemic. Overall, the Committee believes the cash bonuses reflect our strong pay-for-performance philosophy.

2021 Short-Term Cash Incentive Program Summary
In the first quarter of 2021, the Committee completed its annual analysis and review of the NEOs’ short-term incentive bonus targets, based on data provided by Willis Towers Watson. No changes were made to the NEOs’ short-term incentive bonus percentage targets compared to 2020.

The 2021 short-term cash incentive program is referred to as our 2021 Cash Bonus Plan and will be utilized to calculate the cash bonuses that may become payable to our executive officers and other senior management personnel. Similar to the 2020 Cash Bonus Plan, the 2021 Cash Bonus Plan is intended to reward plan participants for their individual contributions to our achievement of pre-established financial performance objectives, significant product development milestones and customer-related objectives for 2021.

Based on stockholder feedback, we have streamlined our short-term incentive plan design compared to prior years, by establishing minimum and outperformance thresholds for each component of the plan, rather than having an incremental bonus opportunity that was a multiplier for all components. In addition, payments for outperformance achievements are capped at 200% for each component of the plan, whereas historically they were uncapped.

Tandem Diabetes Care	46	2021 Proxy Statement

Compensation Discussion and Analysis
The following table shows each of the components of the 2021 Cash Bonus Plan and their respective weightings:

Component	Weighting	Metrics
Financial Objective	80%	Actual revenue compared to pre-established target. Achievement of 85% of revenue target will result in bonus equal to 50% of target. Achievement of revenue target will result in bonus equal to 100% of target. Achievement of 115% of revenue target or greater will result in bonus payment equal to 200% of target.
Product Development Objective	10%	Regulatory clearance and commercial launch of a new product in a defined time period.
Customer-Related Objective	10%	Achievement of a target annual metric related to customer support and services.

Each component of the 2021 Cash Bonus Plan may be earned independent of one another. Bonus payments under the 2021 Cash Bonus Plan, if any, will be made at the discretion of our board of directors or the Committee. Payments will be based on our level of achievement in 2021 and calculated based on 2021 salaries paid.

Long-Term Incentive (LTI) Equity Compensation Program
The purpose of this component of our executive compensation program is to align the interests of our executives with those of our stockholders by tying a meaningful portion of total compensation to increases in the value of our Company through the grant of equity-based awards. The executives’ interests are aligned with those of our stockholders because, as the value of our Company increases over time, the value of the executives’ equity grants increases as well. The Committee also believes that granting equity awards that vest over time, or upon the achievement of long-term performance metrics, promotes the retention of our executives.

Our board of directors and stockholders have approved our 2013 Plan, which allows for the issuance of equity awards to our officers, directors and employees in the form of stock options, restricted stock awards, stock appreciation rights, or SARs, and restricted stock units, or RSUs. Since 2019, the Committee has continued to evolve the long-term incentive equity programs for our NEOs to reflect incentives aligned with the Company’s maturation and in response to stockholder feedback. In 2020, the Committee evolved our NEO equity compensation model from predetermined, fixed share-denominated option awards to predetermined, value-denominated equity awards. In 2021, we intend to further evolve the NEO long-term equity plan to also include performance-based stock units, or PSUs, in addition to RSUs and options.

Tandem Diabetes Care	47	2021 Proxy Statement

Compensation Discussion and Analysis

Long-Term Incentive Equity Progression
When determining the type, number and value of equity awards to be granted to each executive, the Committee generally considers several factors, including the title and level of responsibility of the executive, the executive’s tenure with us, the executive’s business experience, and survey information regarding the level of equity ownership by executives with similar titles and levels of responsibility based on data from peer group companies and other compensation survey data. The Committee also takes into account our achievement of significant milestones during the period prior to the grant date, such as revenue growth achievement, completing financing transactions, or receiving regulatory clearance or approval to commercialize products.

2020 LTI Equity Compensation Program

In May 2020, in light of the various factors described above, and based on data provided by Marsh & McLennan, the Committee approved equity award values to each of our NEOs pursuant to our 2013 Plan as set forth in the table below:

Name	Aggregate Value of Restricted Stock Units ($)	Aggregate Number of Restricted Stock Units (#)	Aggregate Value of Option Awards ($)	Aggregate Number of Option Awards (#)
John F. Sheridan	$1,079,971	13,116	$1,619,976	30,272
Leigh A. Vosseller	$535,539	6,504	$803,352	15,012
David B. Berger	$535,539	6,504	$803,352	15,012
Brian B. Hansen	$535,539	6,504	$803,352	15,012
Susan M. Morrison	$535,539	6,504	$803,352	15,012

Each of the RSU awards has a grant date fair value of $82.34 per share and vests over a period of 48 months, with 25% of the shares vesting on the date that is 12 months following the grant date, and the remaining 75% of the shares vesting in equal quarterly installments over the remaining 36 months, subject to continued employment and the terms of the 2013 Plan. Each of the stock options has an exercise price of $82.34 per share and vests over a period of 48 months, with 25% of the shares vesting on the date that is 12 months following the date of grant, and the remaining 75% of the shares vesting in equal monthly installments over the remaining 36 months, subject to continued employment and the terms of the 2013 Plan.

2021 LTI Equity Compensation Program

In 2021, the Committee is undertaking additional measures to evolve our LTI equity compensation program, to reflect the continued maturation of the Company, based on updated benchmark data provided by Willis Towers Watson, and in response to stockholder feedback obtained through our outreach efforts. In light of the various factors described above, in the first quarter of 2021 the Committee approved equity award target values to each of our NEOs pursuant to our 2013 Plan as set forth in the table below, which we anticipate will be granted in conjunction with the Annual Meeting:

Tandem Diabetes Care	48	2021 Proxy Statement

Compensation Discussion and Analysis

Name	LTI Equity Target as a % of 2021 Base Salary	2021 Base Salary	Approximate Target Value of 2021 Equity Awards
John F. Sheridan	600%	$690,000	$4,140,000
Leigh A. Vosseller	200%	$424,360	$848,720
David B. Berger	200%	$424,360	$848,720
Brian B. Hansen	200%	$424,360	$848,720
Susan M. Morrison	200%	$424,360	$848,720

When determining what type of equity awards to issue pursuant to our LTI equity compensation program, the Committee responded to stockholders’ requests by approving the introduction of a performance element with the addition of PSUs. PSUs will make up 25% of our NEOs’ 2021 equity grants and will be determined solely by the board of directors, or the Committee, to have been deemed earned based on the achievement of the following metrics listed below with their associated weighting, by the end of fiscal year 2024:

Target Metric	Weighting
Worldwide installed base of 500,000	60%
Achieve annual gross margin of 60%	40%

The Committee selected these metrics to reflect key elements that drive long-term stockholder value, and in support of the Company’s priority to achieve continued, meaningful growth, while further increasing efficiencies and reducing cost. Each target metric for the 2021 LTI equity compensation program may be earned independent of one another, and minimum and outperformance thresholds have been established for each component of the 2021 LTI program. Awards for outperformance achievements are capped at 200% for each component of the program.

In addition, 25% of the 2021 LTI equity grant value will be awarded as RSUs that will vest over a period of 48 months, with 25% of the shares vesting on the date that is 12 months following the grant date, and the remaining 75% of the shares vesting in equal quarterly installments over the remaining 36 months, subject to continued employment and the terms of the 2013 Plan. The remaining 50% of the 2021 LTI equity grant value will be stock options that are issued with an exercise price equal to the closing price for our Common Stock on the grant date. The stock options will vest over a period of 48 months, with 25% of the shares vesting on the date that is 12 months following the date of grant, and the remaining 75% of the shares vesting in equal monthly installments over the remaining 36 months, subject to continued employment and the terms of the 2013 Plan. The Committee believes this mix of equity continues to evolve our LTI program to align with stockholder expectations and interests, while promoting the retention of our executives.

Broad-Based Benefit Programs
All full-time employees may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability and life insurance, our employee stock purchase plan and our 401(k) plan.

We have adopted a defined contribution 401(k) plan for the benefit of our employees. Employees are eligible to participate in the plan beginning on the first day of the calendar quarter following their date of hire. Under the terms of the plan, employees may make voluntary contributions as a percent of compensation. We do not match contributions at this time.

We also offer a standard benefits package that we believe is necessary to attract and retain key executives. Our NEOs are eligible to participate in our health and welfare benefit programs on terms which are generally similar to those of our other employees. We also pay the premiums for long-term disability insurance and life insurance for our NEOs.

Tandem Diabetes Care	49	2021 Proxy Statement

Compensation Discussion and Analysis

COMPENSATION GOVERNANCE
Compensation Risk Assessment
We assess whether our compensation programs and strategy encourage undue or inappropriate risk taking by our executive officers and other employees. We believe that, although a portion of the compensation provided to our executive officers and other employees is subject to the achievement of specified Company performance criteria, our executive compensation program does not encourage excessive or unnecessary risk-taking. We do not believe our compensation programs are reasonably likely to have a material adverse effect on us.

Stock Incentive Plans
As of December 31, 2020, the number of shares reserved for issuance, number of shares issued, number of shares underlying outstanding stock options, weighted-average exercise price of outstanding options, and number of shares remaining available for future issuance under our 2006 Plan and 2013 Plan are set forth in the table below. The Committee and our board of directors have determined not to make any further awards under our 2006 Plan.

As of December 31, 2020, the number of shares reserved for issuance, number of shares issued, and number of shares remaining available for future issuance under our 2013 Employee Stock Purchase Plan, or ESPP, are also set forth in the table.

We do not have any stock incentive plans that have not been approved by our stockholders.

Name	Number of Shares Reserved for Issuance	Number of Shares Issued	Number of Shares Underlying Outstanding Awards	Weighted-Average Exercise Price of Outstanding Options (per share)	Number of Shares Remaining Available for Future Issuance
2006 Plan	268,560	199,884	33,217	$57.37	—
2013 Plan	11,725,694	3,783,477	5,903,090	$50.88	2,039,127
ESPP	2,264,725	875,680	—	$—	1,389,045

2006 Stock Incentive Plan

Our 2006 Plan was originally approved by our board of directors in September 2006, was subsequently approved by our stockholders in July 2007 and was most recently amended in April 2013. We have reserved an aggregate of 33,217 shares of our Common Stock for issuance pursuant to awards that were outstanding under our 2006 Plan as of December 31, 2020. The Committee and our board of directors determined not to make any further awards under our 2006 Plan.

2013 Stock Incentive Plan

Our board of directors and our stockholders have approved our 2013 Plan. Our 2013 Plan provides us flexibility with respect to our ability to attract and retain the services of qualified employees, officers, directors, consultants and other service providers upon whose judgment, initiative and efforts the successful conduct and development of our business depends, and to provide additional incentives to such persons to devote their effort and skill to the advancement of our Company, by providing them an opportunity to participate in the ownership of our Company and thereby have an interest in its success and increased value.

We had an aggregate of 2,039,127 shares of our Common Stock reserved for issuance under our 2013 Plan as of December 31, 2020. As of December 31, 2020 we had outstanding awards to issue 5,903,090 shares of our Common Stock under our 2013 Plan.

In 2019, our stockholders approved an increase in the number of shares of our Common Stock reserved for issuance under our 2013 Plan. This increase was important for us to remain competitive in our efforts to recruit, motivate and incentivize employees and non-employee directors during a critical stage of our growth. At the end of 2019, we employed approximately 1,000 people, which increased to approximately 1,500 people by the end of 2020. A significant portion of our new hires were in positions needed for us to successfully scale the business, including manufacturing and customer service and support roles. We have also been successful in recruiting a diverse group of new talented leaders, several of whom have joined us from larger and more mature global organizations, while also expanding the responsibilities of many tenured members of management.

Tandem Diabetes Care	50	2021 Proxy Statement

Compensation Discussion and Analysis

This expansion of our employee base was critical to the execution of our long-term strategic growth plans, but at the same time, we are committed to ensuring we exercise a disciplined approach to granting equity-based awards, and we are mindful of the dilutive impact of our equity incentive programs. As a reflection of this disciplined approach, in June 2019, and in response to stockholder feedback, we publicized our goal to reach an average prospective annual burn rate (calculated as the total number of equity-related awards granted in a given period divided by the weighted average number of common shares outstanding) under our 2013 Plan (or similar successor stock incentive plans) of no more than 3.7% for the three-year period of June 2019 through June 2021. Based on current and anticipated equity grants in 2021, we anticipate achieving our burn rate goal.

Reducing Our Annual Burn Rate
(Annual Burn Rates as of Dec. 31)

2013 Employee Stock Purchase Plan

Our board of directors and our stockholders have approved our ESPP. The purpose of our ESPP is to retain the services of new employees and secure the services of new and existing employees while providing incentives for such individuals to exert efforts toward our growth and success. Our ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code.

Our ESPP authorizes the issuance of shares of our Common Stock pursuant to purchase rights granted to our employees or to employees of any of our designated affiliates. We had an aggregate of 1,389,045 shares of our Common Stock reserved for issuance under our ESPP as of December 31, 2020.

Pay Ratio Disclosure
In accordance with applicable SEC rules, we determined that the 2020 annual total compensation of the median compensated employee of all our employees who were employed as of November 1, 2020, other than our Chief Executive Officer at that time, Mr. Sheridan, was $78,896. Mr. Sheridan’s 2020 annual total compensation was $3,790,739. Among other items, total compensation includes base salary, cash incentive awards and equity-based compensation awards (valued based on the grant date fair value of awards granted during 2020), calculated as of December 31, 2020. As calculated in this manner, Mr. Sheridan’s 2020 annual total compensation was approximately 48 times that of the 2020 annual total compensation of our median compensated employee.

To identify the median compensated employee consistent with SEC rules, we used base salary for 2020 as a measure of annual total compensation. As of November 1, 2020, we had 1,485 employees who were employed and not on leaves of absence, consisting of 1,465 U.S. employees, and 20 employees located in Canada. As permitted by applicable SEC rules, we did not include any of our 20 Canadian employees, consisting of approximately 1% of our total employee population, pursuant to the de minimis exemption for foreign employees. Except for these foreign employees, we did not exclude from the calculation of the median employee any other employees pursuant to any other permitted exemptions. We did not apply any cost-of-living adjustments as part of the calculation.

We believe the pay ratio is a reasonable estimate calculated in a manner consistent with applicable SEC rules based on our internal payroll and employment records and the methodology described above.

Tandem Diabetes Care	51	2021 Proxy Statement

Compensation Discussion and Analysis
However, because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies (including other companies within our peer group) may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Hedging and Pledging Policy
Our insider trading policy prohibits our employees, including our NEOs, from engaging in transactions to “hedge” ownership of our Common Stock, including short sales or trading in any derivatives involving our Common Stock (or securities convertible or exchangeable for our Common Stock). We believe this policy is consistent with good corporate governance and with our pay-for-performance compensation model. Our policies also prohibit the pledging of our Common Stock. There are no outstanding pledged shares.

Recoupment (Clawback) Policy
In accordance with the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required, as a result of misconduct, to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they received as a result of the material noncompliance.

In 2020, our board of directors adopted a clawback policy to create greater accountability for our executive officers and employees. This policy establishes the circumstances under which we will seek recoupment of cash or equity bonus or incentive compensation paid to or received by, and to recover profits realized from the sale of shares of our Common Stock by, executive officers and certain other employees in the event we are required to restate any of our publicly reported financial statements.

If our audit committee determines that fraud or intentional misconduct by an executive officer caused or substantially caused an accounting restatement, we will seek to recover from that executive officer the amount or value of any incentive compensation the executive officer received during the three years preceding the restatement that exceeds that amount or value of incentive compensation the executive officer would have received on the basis of the restated financial statements. We will also seek to recover from such executive officer any net profits the executive officer realized from sales of our Common Stock during the 12-month period preceding the publication of the restated financial statements. Similar recoupment provisions apply with respect to non-executive officer employees.

Our board of directors believes the adoption of our clawback policy is consistent with our executive compensation philosophy and objectives, and in furtherance of the board of directors’ intention to follow sound corporate governance practices.

Stock Ownership Guidelines
In 2020, our board of directors adopted stock ownership guidelines requiring that all executive officers and directors own a significant ownership interest in our Common Stock, subject to a phase-in period, in order to align their interests with those of our stockholders and in furtherance of the board of directors’ intention to follow sound corporate governance practices. The holding requirements are as follows:
•President and Chief Executive Officer - 3x base salary
•All executive vice presidents - 1x base salary
•Any other executive officers - 1x base salary
•Non-employee directors - 3x annual director cash retainer (excluding committee service retainer)
The holding requirements are subject to a three-year phase-in period for executive officers and a five-year phase in period for directors. Unvested stock options, unvested shares of restricted stock, and unvested performance stock units are not included for purposes of the holding requirements. The Committee evaluates compliance with our stock ownership guidelines annually. Currently, all executive officers and directors are in compliance with the holding requirements or are within the applicable phase-in periods.

Tandem Diabetes Care	52	2021 Proxy Statement

Compensation Discussion and Analysis
Tax and Accounting Considerations
In making executive compensation decisions, the Committee considers the impact of the provisions of Section 162(m) of the Internal Revenue Code, or the Code. That section generally limits the deductibility of compensation paid by a publicly held company to “covered employees” for a taxable year to $1.0 million, except for certain “performance-based compensation” payable pursuant to written contracts that were in effect on November 2, 2017 and that are not modified in any material respect on or after that date. “Covered employees” generally include our Chief Executive Officer, Chief Financial Officer and other highly compensated executive officers. Thus, our tax deduction with regard to compensation of these officers is limited to $1.0 million per taxable year with respect to each such officer. With respect to cash and equity awards that were in effect on November 2, 2017, and that are not modified in any material respect on or after that date, the Committee is mindful of the benefit to us and our stockholders of the full deductibility of compensation and have taken steps so that both the cash incentive and stock option awards that we granted may qualify for aforementioned exception to non-deductibility under Section 162(m) of the Code. With respect to cash incentive and equity awards that we may grant in the future, we do not anticipate that the $1.0 million deduction limitation set forth in Section 162(m) of the Code will have a material impact on our results of operations.

The Committee also considers the impact of Section 409A of the Code, and in general, our executive plans and programs are designed to comply with the requirements of that section so as to avoid possible adverse tax consequences that may result from noncompliance.

Although we review and consider the tax and accounting laws, rules, and regulations that may impact our executive compensation program, we believe it is not in the best interests of our stockholders to restrict the Committee’s discretion and flexibility in developing appropriate compensation programs and thus also consider the competitiveness of our program in our market and the importance to our stockholders of incentivizing and rewarding executives for reaching desired performance levels and other goals.

Employment Agreements
We have not entered into employment agreements with any of our current executive officers.

Employment Severance Agreements
Our board of directors has approved employment severance agreements with all of our senior management personnel, including each of our NEOs. Our board of directors believes it is important to provide our executive officers with severance benefits under limited circumstances in order to provide them with enhanced financial security and sufficient incentive and encouragement to remain employed by us in the event of a potential change-of-control transaction.
Pursuant to the terms of each of the severance agreements, if within three months prior or 12 months following a change of control (as defined in the severance agreements), the executive officer’s employment is terminated as a result of (i) an involuntary termination or (ii) a resignation for good reason (each as defined in the severance agreements), then the executive will continue to receive salary at the salary amount in effect at the time of such termination (less applicable withholdings and deductions) for the applicable severance period beginning immediately following such termination, as well as the executive’s target bonus for the year in which the termination occurs. The executive will also vest in and have the right to exercise all outstanding options, restricted stock awards and SARs (in each case, as applicable) that were unvested as of the date of such termination. Additionally, all of our repurchase rights with respect to any vested and unvested restricted stock will lapse and any right to repurchase any of our Common Stock will terminate.

If, within 12 months following a change of control, the executive officer’s employment is terminated as a result of voluntary resignation, termination for cause, disability or death, then the executive officer will not be entitled to receive severance change of control benefits except for those as may be established under our then-existing severance and benefit plans and practices or pursuant to other written agreements between us and such executive officer.

Pursuant to the terms of each of the severance agreements, upon the termination of the executive officer’s employment for any reason, we will pay the executive:
•Any unpaid base salary due for periods prior to the termination date;
•All of the executive’s accrued paid time off through the termination date; and
•All expenses reasonably and necessarily incurred and submitted on proper expense reports in connection with our business prior to the termination date.

Tandem Diabetes Care	53	2021 Proxy Statement

Compensation Discussion and Analysis
The severance agreements are substantially identical for each of our current NEOs except that the severance period for Mr. Sheridan is 24 months and the severance period for each of the other NEOs is 18 months.

The benefits payable under the severance agreements may be immediately terminated in certain circumstances, including the unauthorized use by an executive officer of our material confidential information or any prohibited or unauthorized competitive activity undertaken by an executive officer.

Tandem Diabetes Care	54	2021 Proxy Statement

Executive Compensation

Summary Compensation Table
The following table provides a summary of the compensation of our NEOs for the fiscal years ended December 31, 2020, 2019, and 2018, as applicable:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	RSU Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total($)
John F. Sheridan	2020	$600,000	$60,385	$1,079,971	$1,619,976	$422,692	$7,715	$3,790,739
President and Chief Executive Officer	2019	$500,000	$—	$—	$9,319,134	$738,225	$3,578	$10,560,937
	2018	$386,250	$—	$—	$1,197,532	$350,863	$2,772	$1,937,417
Leigh A. Vosseller	2020	$412,000	$25,532	$535,539	$803,352	$178,726	$1,910	$1,957,059
Executive Vice President, Chief Financial Officer and Treasurer	2019	$400,000	$—	$—	$4,621,634	$368,110	$1,708	$5,391,452
	2018	$386,250	$—	$—	$1,197,532	$331,568	$630	$1,915,980
David B. Berger	2020	$412,000	$25,532	$535,539	$803,352	$178,726	$1,397	$1,956,546
Executive Vice President, Chief Business Operations and	2019	$400,000	$—	$—	$4,621,634	$368,110	$1,144	$5,390,888
Compliance Officer & Secretary	2018	$386,250	$—	$—	$1,197,532	$350,863	$630	$1,935,275
Brian B. Hansen	2020	$412,000	$25,532	$535,539	$803,352	$178,726	$2,396	$1,957,545
Executive Vice President, Chief Commercial Officer	2019	$400,000	$—	$—	$4,621,634	$368,110	$10,153	$5,399,897
	2018	$386,250	$—	$—	$1,197,532	$350,863	$966	$1,935,611
Susan M. Morrison	2020	$412,000	$25,532	$535,539	$803,352	$178,726	$608	$1,955,757
Executive Vice President, Chief Administrative Officer (5)	2019	$400,000	$—	$—	$4,621,634	$368,110	$497	$5,390,241

1) Amounts listed reflect the amounts earned and paid under the 2020 Cash Bonus Plan as a discretionary 10% incremental goal achievement in recognition of the NEOs’ performance while operating under challenging conditions due to the COVID-19 pandemic. Our 2020 Cash Bonus Plan is described in the section of this Proxy Statement entitled “Compensation Discussion and Analysis - 2020 Short-Term Cash Incentive Program Summary and Results.”
2) Amounts listed reflect the grant date fair value of certain options awarded to each of our NEOs calculated in accordance with FASB ASC Topic 718 (without regard to estimates of forfeitures related to service-based vesting). Information regarding assumptions made in valuing the stock option awards can be found in Note 7 of the “Notes to Financial Statements” included in Item 8 of our Annual Report. The amounts disclosed do not necessarily reflect the dollar amounts of compensation actually realized, or that may be realized, by our NEOs with respect to the options. For more information about equity awards granted in 2020, please see the section of this Proxy Statement entitled “Compensation Discussion and Analysis - 2020 LTI Equity Compensation Program.”
3) Amounts listed reflect the amounts earned and paid under the 2020 Cash Bonus Plan based on our achievement related to certain pre-established financial performance objectives, product development milestones and customer-related objectives for 2020. Our 2020 Cash Bonus Plan is described in the section of this Proxy Statement entitled “Compensation Discussion and Analysis - 2020 Short-Term Cash Incentive Program Summary and Results.”
4) During fiscal year 2019, Mr. Hansen participated in our incentive award trip for selected members of our executive and sales teams. The amount listed for Mr. Hansen include the incremental costs to us of meals, entertainment and other expenses of $5,283, as well as statutory tax with respect to the imputed income associated with the trip of $2,764. The remaining amounts for each of our NEOs reflect the value of premiums paid by us for group term life insurance for the benefit of our NEOs.
5) Because Ms. Morrison was not a NEO for 2018, her compensation for that year has been excluded.

Tandem Diabetes Care	55	2021 Proxy Statement

Executive Compensation
Grants of Plan-Based Awards
The following table presents, for each of our NEOs, information concerning grants of plan-based awards made during the fiscal year ended December 31, 2020. This information supplements the information about these awards set forth in the Summary Compensation Table above.

		Estimated Possible Payouts Under 2020 Cash Bonus Plan(1)
Name	Grant Date	Threshold	Target	Maximum	All Other Option Awards: Number of Securities Underlying Options (#)(2)	All Other Stock Awards: Number of RSUs Granted (#)(3)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock Awards(4)
John F. Sheridan		$—	$600,000
	5/27/2020				30,272		$82.34	$1,619,976
	5/27/2020					13,116		$1,079,971
Leigh A. Vosseller		$—	$247,200
	5/27/2020				15,012		$82.34	$803,352
	5/27/2020					6,504		$535,539
David B. Berger		$—	$247,200
	5/27/2020				15,012		$82.34	$803,352
	5/27/2020					6,504		$535,539
Brian B. Hansen		$—	$247,200
	5/27/2020				15,012		$82.34	$803,352
	5/27/2020					6,504		$535,539
Susan M. Morrison		$—	$247,200
	5/27/2020				15,012		$82.34	$803,352
	5/27/2020					6,504		$535,539

1) Amounts listed reflect the target amount of payouts under the 2020 Cash Bonus Plan as of the grant date of such awards. The 2020 Cash Bonus Plan was designed to reward plan participants for their individual contributions to our achievement of pre-established financial performance objectives and significant product development milestones and customer-related objectives for 2020. The actual amounts paid to our NEOs pursuant to the plan are set forth in the Summary Compensation Table above. For more information about the terms of the 2020 Cash Bonus Plan, including the calculation of the actual amounts paid pursuant to the plan, please see the section of this Proxy Statement entitled “Compensation Discussion and Analysis - 2020 Short-Term Cash Incentive Program Summary and Results.”
2) Amounts listed reflect the grant of time-based stock option awards to our NEOs in 2020. Each of these options vest over a period of 48 months, with 25% of the shares vesting on the date that is 12 months following the date of grant, and the remaining 75% of the shares vesting in equal monthly installments over the remaining 36 months. For more information about equity awards granted in 2020, please see the section of this Proxy Statement entitled “Compensation Discussion and Analysis - 2020 LTI Equity Compensation Program.”
3) Amounts listed reflect the grant of RSU awards to our NEOs in 2020. Each of these RSUs vest over a period of 48 months, with 25% of the shares vesting on the date that is 12 months following the date of grant, and the remaining 75% of the shares vesting in equal quarterly installments over the remaining 36 months. For more information about equity awards granted in 2020, please see the section of this Proxy Statement entitled “Compensation Discussion and Analysis - 2020 LTI Equity Compensation Program.”
4) Amounts listed reflect the grant date fair value of the stock options awarded to each of our NEOs in 2020, calculated in accordance with FASB ASC Topic 718 (without regard to estimates of forfeitures related to service-based vesting). Information regarding assumptions made in valuing the stock option awards can be found in Note 7 of the “Notes to Financial Statements” included in Item 8 of our Annual Report. The amounts disclosed do not necessarily reflect the dollar amounts of compensation actually realized, or that may be realized, by our NEOs with respect to the options.

Tandem Diabetes Care	56	2021 Proxy Statement

Executive Compensation
Outstanding Equity Awards at Fiscal Year End
The following two tables summarize the outstanding RSU and stock option awards held by our NEOs as of December 31, 2020:

	Restricted Stock Units
Name	Grant Date		Number of Shares That Have Not Vested(1)	Market Value of Shares That Have Not Vested
John F. Sheridan	5/27/2020	(2)	13,116	$1,254,939
Leigh A. Vosseller	5/27/2020	(2)	6,504	$622,303
David B. Berger	5/27/2020	(2)	6,504	$622,303
Brian B. Hansen	5/27/2020	(2)	6,504	$622,303
Susan M. Morrison	5/27/2020	(2)	6,504	$622,303

1) The market value of unvested RSU awards as of December 31, 2020 is calculated by multiplying the number of shares subject to such awards by the closing price of our Common Stock on December 31, 2020, which was $95.68..
2) The total RSUs granted vest over a 48-month period from the date of grant as follows: 25% shall vest 12 months from the grant date, and the remaining balance shall vest in nine quarterly installments thereafter.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)(1)	Option Expiration Date(2)
John F. Sheridan	746	—		$11.06	4/23/2023
	9,899	—		$150.00	11/13/2023
	5,639	—		$119.20	5/21/2025
	8,460	—	(3)	$69.50	2/16/2026
	1,090	1,090	(4)	$9.00	5/17/2027
	75,000	—	(5)	$18.86	6/14/2028
	48,125	56,875	(6)	$51.50	2/15/2029
	48,125	56,875	(7)	$48.36	2/25/2029
	—	30,272	(8)	$82.34	5/27/2030
Leigh A. Vosseller	8,056	—		$67.69	9/23/2023
	5,799	—		$150.00	11/13/2023
	2,711	—		$119.20	5/21/2025
	3,390	—	(3)	$69.50	2/16/2026
	6,780	—		$23.00	12/16/2026
	1,560	780	(4)	$9.00	5/17/2027
	65,160	—	(5)	$18.86	6/14/2028
	48,125	56,875	(6)	$51.50	2/15/2029
	—	15,012	(8)	$82.34	5/27/2030
David B. Berger	8,951	—		$67.69	8/6/2023
	18,800	—		$150.00	11/13/2023
	5,639	—		$119.20	5/21/2025
	8,460	—	(3)	$69.50	2/16/2026
	16,920	—		$23.00	12/16/2026
	9,410	1,090	(4)	$9.00	5/17/2027
	95,000	—	(5)	$18.86	6/14/2028
	48,125	56,875	(6)	$51.50	2/15/2029
	—	15,012	(8)	$82.34	5/27/2030

Tandem Diabetes Care	57	2021 Proxy Statement

Executive Compensation

Brian B. Hansen	1,090	1,090	(4)	$9.00	5/17/2027
	13,125	56,875	(6)	$51.50	2/15/2029
	—	15,012	(8)	$82.34	5/27/2030
Susan M. Morrison	35	—		$251.34	3/1/2022
	4,145	—		$11.06	4/23/2023
	23,399	—		$150.00	11/13/2023
	5,639	—		$119.20	5/21/2025
	8,460	—	(3)	$69.50	2/16/2026
	16,920	—		$23.00	12/16/2026
	4,813	1,090	(4)	$9.00	5/17/2027
	60,000	—	(5)	$18.86	6/14/2028
	48,125	56,875	(6)	$51.50	2/15/2029
	—	15,012	(8)	$82.34	5/27/2030

1) Stock options are granted with an exercise price equal to the closing price of our Common Stock on the grant date.
2) The expiration date of the option awards is ten years from the date of grant.
3) Amount listed reflects options to purchase shares of our Common Stock that were granted on February 16, 2016 and remained unvested as of December 31, 2020. The shares underlying these options vested as to 25% of the shares on February 16, 2017, the first anniversary of the grant date, and thereafter the remaining shares vest in 36 equal monthly installments until February 16, 2020. Accordingly, all of the referenced shares have now vested.
4) Amount listed reflects options to purchase shares of our Common Stock that were granted on May 17, 2017 and remained unvested as of December 31, 2020. The shares underlying these options vested as to 25% of the shares on May 17, 2018, the first anniversary of the grant date, and thereafter the remaining shares vest in 36 equal monthly installments until May 17, 2021, provided that the option holder continues to provide services to us through such dates.
5) Amount listed reflects options to purchase shares of our Common Stock that were granted on June 14, 2018 and remained unvested as of December 31, 2020. The shares underlying these options vested as to 50% of the shares on June 14, 2019, the first anniversary of the grant date, and thereafter the remaining shares vest in 12 equal monthly installments until June 14, 2020. Accordingly, all of the referenced shares have now vested.
6) Amount listed reflects options to purchase shares of our Common Stock that were granted on February 15, 2019 and remained unvested as of December 31, 2020. The shares underlying these options vested as to 25% of the shares on February 15, 2020, the first anniversary of the grant date, and thereafter the remaining shares vest in 36 equal monthly installments until February 15, 2023, provided that the option holder continues to provide services to us through such dates.
7) Amount listed reflects options to purchase shares of our Common Stock that were granted on February 25, 2019 and remained unvested as of December 31, 2020. The shares underlying these options vested as to 25% of the shares on February 25, 2020, the first anniversary of the grant date, and thereafter the remaining shares vest in 36 equal monthly installments until February 25, 2023, provided that the option holder continues to provide services to us through such dates.
8) Amount listed reflects options to purchase shares of our Common Stock that were granted on May 27, 2020 and remained unvested as of December 31, 2020. The shares underlying these options shall vest as to 25% of the shares on May 27 2021, the first anniversary of the grant date, and thereafter the remaining shares vest in 36 equal monthly installments until February 25, 2023, provided that the option holder continues to provide services to us through such dates.

Option Exercises at Fiscal Year End

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)
John F. Sheridan	88,200	$7,858,370
Leigh A. Vosseller	80,000	$6,967,423
David B. Berger	53,000	$4,102,437
Brian B. Hansen	153,100	$10,327,000
Susan M. Morrison	70,000	$6,876,980

1) Pursuant to applicable SEC rules, the amounts in this column reflect the aggregate dollar amount realized upon exercise of the options, determined by taking the difference between the market price of our Common Stock at exercise and the exercise price of the options.

Potential Payments Upon Change of Control
The following table summarizes the potential payments and benefits that would have been paid or provided to our NEOs if a termination of employment had occurred on December 31, 2020, provided that such termination was a result of an involuntary termination or a resignation for good reason and occurred within three months prior or 12 months following a change of control. The amounts reflected in the table are in addition to amounts that would have been payable for accrued but unpaid base salary, accrued paid time off and reimbursement of expenses, all of which would be paid upon termination of employment for any reason. Except as noted above, no payments or benefits will be provided to our NEOs in connection with a termination of employment as a result of a voluntary resignation or a termination for cause.

Tandem Diabetes Care	58	2021 Proxy Statement

Executive Compensation

Involuntary Termination or Resignation for Good Reason in Connection with a Change of Control
	Type of Payment or Benefit:
Name	Severance		Accelerated Stock Options(1)	Accelerated RSUs(2)
John F. Sheridan	$2,400,000	(3)	$5,702,372	$1,254,939
Leigh A. Vosseller	$988,800	(3)	$2,780,608	$622,303
David B. Berger	$988,800	(3)	$2,807,479	$622,303
Brian B. Hansen	$988,800	(3)	$2,807,479	$622,303
Susan M. Morrison	$988,800	(3)	$2,807,479	$622,303

1) Pursuant to applicable SEC rules, the value of accelerated stock options has been determined by calculating the difference between the aggregate market price of our Common Stock on December 31, 2020 and the aggregate exercise price of the relevant options. In the event of an actual change of control transaction, the value of our Common Stock may be significantly different than this assumed value, in which case the value realized by our NEOs upon the vesting of the stock option awards in connection with the change of control transaction may be significantly different.
2) Amount listed reflects acceleration of RSUs based on the closing price of our Common Stock on December 31, 2020 of $95.68.
3) Amount listed reflects 18 months’ worth of base salary plus target bonus for the year ended December 31, 2020 for each of Ms. Vosseller, Ms. Morrison, Mr. Berger and Mr. Hansen, and 24 months’ worth of base salary plus target bonus for the year ended December 31, 2020 for Mr. Sheridan.

Tandem Diabetes Care	59	2021 Proxy Statement

Compensation Committee Report
The compensation committee of the board of directors of Tandem Diabetes Care, Inc. has reviewed and discussed with management the Compensation Discussion and Analysis section of this Proxy Statement, including the related compensation tables, notes and narrative discussion. Based on our review and discussion, we have recommended to the board of directors that the Compensation Discussion and Analysis section, including the related compensation tables, notes and narrative discussion, be included in this Proxy Statement and incorporated into the Company’s Annual Report for the fiscal year ended December 31, 2020.

The foregoing report has been furnished by the compensation committee.

Respectfully submitted,

COMPENSATION COMMITTEE

Douglas A. Roeder, Chair
Peyton R. Howell
Rebecca B. Robertson

This Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

Tandem Diabetes Care	60	2021 Proxy Statement

Proposal 3: Non-Binding, Advisory Approval of the Compensation of Our Named Executive Officers

Background
In accordance with applicable SEC rules, we are providing our stockholders with the opportunity to cast a non-binding, advisory vote on the compensation of our NEOs as described in this Proxy Statement, or a “say-on-pay” proposal. We believe it reflects a sound corporate governance practice to seek the views of our stockholders on our executive compensation program.

Summary
The primary objective of our executive compensation program is to compensate our executive officers in a manner that will attract, retain and motivate talented executives with the skills needed to manage a demanding and high-growth business in a rapidly evolving, competitive and highly-regulated industry, while creating long-term value for our stockholders. When designing our 2020 executive compensation program, the compensation committee considered a number of factors, including stockholder feedback, peer group and market survey data, our business objectives, the 2020 budget that was approved by our board of directors, the intense competition for executive talent within the medical device and technology industries, and the importance of retaining and motivating our key employees during a period of substantial financial uncertainty.

For 2020, we sought to advance our strong pay-for-performance philosophy and align the interests of our executives with those of our stockholders through the adoption of our 2020 performance-based short-term cash incentive program and the grant of equity-based awards, which we balanced with guaranteed elements of compensation such as base salary and standard employee benefits. Our short-term cash incentive program was designed to reward executives for achieving pre-established financial performance objectives, product development milestones, and customer-related objectives that the compensation committee believed were critical to both our short-term success and the creation of long-term stockholder value. We also sought to align the interests of our executives with those of our stockholders by tying a meaningful portion of total compensation to increases in our value through the grant of stock options and restricted stock units.

In 2020, we delivered exceptional results while operating under the challenging conditions of the COVID-19 pandemic. Our strong financial performance and the achievement of many critical strategic, commercial and operational objectives drove a significant increase in stockholder value. We believe the compensation paid to our NEOs in 2020 reflects our strong pay-for-performance philosophy.

For additional information about our executive compensation program, please refer to the section of this Proxy Statement entitled “Compensation Discussion and Analysis” and the related compensation tables, notes and narrative discussion.

Tandem Diabetes Care	61	2021 Proxy Statement

Proposal 3 | Non-Binding, Advisory Approval of the Compensation of Our Named Executive Officers
Proposal
In accordance with Section 14A of the Exchange Act, we are asking our stockholders to vote FOR the approval of the following resolution at the Annual Meeting:

“RESOLVED, that our stockholders approve, on a non-binding, advisory basis, the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, including the related compensation tables, notes and narrative discussion, in the Proxy Statement for our 2021 Annual Meeting of Stockholders.”

Effect of Proposal
The resolution above reflects a non-binding, advisory proposal. The approval or disapproval of this proposal by stockholders will not require our board of directors or our compensation committee to take any action regarding our executive compensation practices. The final determination of the compensation of our executive officers remains with our board of directors and our compensation committee. Our board of directors, however, values the opinions of our stockholders as expressed through their votes, as well as through other communications with us. Although the resolution is non-binding, our board of directors and our compensation committee will carefully consider the outcome of this advisory vote, as well as stockholder opinions received from other communications, when making future executive compensation decisions.

Required Vote
The approval, on a non-binding, advisory basis, of the compensation of our named executive officers as disclosed in the “Compensation Discussion and Analysis” section of this Proxy Statement requires the affirmative vote of a majority of the outstanding shares of our Common Stock present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting. This proposal is considered a non-routine matter under applicable stock exchange rules. As a result, a bank, broker or other nominee may not vote without instructions on this matter, so there may be broker non-votes in connection with this proposal. Broker non-votes will have no effect on the result of the vote. Abstentions on this proposal will have the same effect as a vote against this proposal. If no contrary indication is made, returned proxies will be voted “For” the proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL

Tandem Diabetes Care	62	2021 Proxy Statement

Other Matters

Stockholder Proposals
Stockholder proposals intended to be presented at our annual meeting of stockholders to be held in 2022 must be received by us no later than December 8, 2021 in order to be included in our proxy statement and form of proxy relating to that meeting. In order to be included in the proxy statement, these proposals must comply with the requirements established by the SEC for such proposals.

Under our Bylaws, a stockholder who wishes to make a proposal at the annual meeting of stockholders to be held in 2022, without including the proposal in our proxy statement and form of proxy relating to that meeting, must notify us no earlier than the close of business on January 18, 2022 and no later than the close of business on February 17, 2022. Our Bylaws specify certain requirements regarding any such notice.

Annual Report
A copy of our proxy materials, including this Proxy Statement and the Annual Report, are available online at www.proxyvote.com. Please see the section entitled “Proxy Statement” above for additional information. The Annual Report, however, is not part of this proxy solicitation material.

Any person who was our stockholder on the Record Date may request a copy of our Annual Report, and it will be furnished without charge upon receipt of a written request. Requests should be directed in writing to Tandem Diabetes Care, Inc., 11075 Roselle Street, San Diego, California 92121, Attention: Corporate Secretary, or by telephone to (858) 366-6900.

Stockholders Sharing the Same Address (“Householding”)
SEC rules permit companies, brokers, banks, agents and other nominees to deliver a single copy of a notice of internet availability and, if applicable, a proxy statement and annual report to households at which two or more stockholders reside. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs, as well as natural resources. Stockholders sharing an address who have been previously notified by their bank, broker or other nominee and have consented to householding will receive only one copy of the Notice and, if applicable, this Proxy Statement and our Annual Report.

If you are a beneficial owner of shares held in street name and you would like to opt out of this practice for future mailings and receive separate proxy statements and annual reports for each stockholder sharing the same address, please contact your bank, broker or other nominee. Additionally, upon written or oral request, we will promptly deliver a separate copy of the Notice and, if applicable, this Proxy Statement and the Annual Report, without charge, to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the Notice and, if applicable, this Proxy Statement or the Annual Report, or if you wish to receive separate copies in the future, please contact us at Tandem Diabetes Care, Inc., 11075 Roselle Street, San Diego, California 92121, Attention: Corporate Secretary, or by telephone to (858) 366-6900.

Stockholders sharing an address that are receiving multiple copies of our proxy statements or annual reports can request delivery of a single copy of our proxy statements or annual reports by contacting their bank, broker or other nominee, or by contacting us as indicated above.

Tandem Diabetes Care	63	2021 Proxy Statement

Additional Business
We do not know of any business other than that described in this Proxy Statement that will be submitted for consideration by our stockholders at the Annual Meeting. If, however, any other business is properly brought before the Annual Meeting, or at any adjournment or postponement thereof, the shares of our Common Stock represented by proxies will be voted in accordance with the best judgment of the persons named in the proxies or their substitutes.

By Order of the Board of Directors

John F. Sheridan
President and Chief Executive Officer
San Diego, California
April 7, 2021

Tandem Diabetes Care	64	2021 Proxy Statement

Appendix

11075 Roselle Street | San Diego, California 92121
877.801.6901 | tandemdiabetes.com

Tandem Diabetes Care	65	2021 Proxy Statement

Appendix

Tandem Diabetes Care	66	2021 Proxy Statement

TANDEM DIABETES CARE, INC.
11075 ROSELLE STREET
SAN DIEGO, CA 92121

VOTE BY INTERNET
Before the Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 17, 2021. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and create an electronic voting instruction form.

During the Meeting - Go to **www.virtualshareholdermeeting.com/TNDM2021**

You may attend the meeting via the Internet and vote during the meeting. Have the 16-digit control number that is printed in the box available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 17, 2021. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid, pre-addressed envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK:

D40431-P48841 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

TANDEM DIABETES CARE, INC.

Nominees:	For	Against	Abstain
1a. Dick P. Allen	☐	☐	☐
1b. Rebecca B. Robertson	☐	☐	☐
1c. Rajwant S. Sodhi	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

The Board of Directors recommends you vote for each to elect three class II directors for a three-year term to expire at the 2024 annual meeting of stockholders. Dick P. Allen; Rebecca B. Robertson; Rajwant S. Sodhi. The Board recommends you vote for proposals 2 and 3: 2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. 3. To approve on a non-binding, advisory basis, the compensation of our named executive directors.

Tandem Diabetes Care	67	2021 Proxy Statement